UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 6, 2009

China Electric Motor, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53017	26-1357787
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code	86-0755-8149969

SRKP 21, INC.
______________4737 North Ocean Drive, Suite 207, Lauderdale by the Sea, FL 33308_________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Subscription Agreement relating to the private placement of 492,592 shares of our common stock.

See Item 2.01, below, regarding the discussion of the Share Exchange Agreement dated March 3, 2009, which was entered into by SRKP 21, Inc., a Delaware corporation (“SRKP 21”), Attainment Holding Limited, a British Virgin Islands corporation (“Attainment Holdings”), Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, a British Virgin Islands corporation (“Excel Profit”), and with respect to certain portions of the agreement, certain designees, which was reported in the Current Report on Form 8-K filed with the Securities Exchange Commission on March 4, 2009.  A copy of the Share Exchange Agreement is attached hereto as Exhibit 2.1.

On May 6, 2009, SRKP 21 entered into an amendment (the “Amendment”) to the Share Exchange Agreement with Attainment Holdings, Excel Profit and the designees. Pursuant to the Amendment, Excel Profit and the designees agreed to sign a lock up agreement that would restrict the transfer of their shares of SRKP 21 until twenty-four months after the listing of SRKP 21’s common stock on a national securities exchange in the United States.  A copy of the Amendment is attached hereto as Exhibit 2.1(a).

Item 2.01 Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we”, “Company” and “YPC” refer to China Electric Motor, Inc., a Delaware corporation, formerly known as SRKP 21, Inc. (“SRKP 21”), its wholly-owned subsidiary Attainment Holdings Limited, a British Virgin Islands corporation (“Attainment Holdings”), Attainment Holding’s wholly-owned subsidiary Luck Loyal International Investment Limited, a Hong Kong corporation (“Luck Loyal”) and Luck Loyal’s wholly-owned subsidiary Shenzhen YuePengCheng Motor Co., Ltd., a company organized under the laws of the PRC (“Shenzhen YPC”).  “China” or “PRC” refers to the People’s Republic of China.  “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

The corporate structure of the Company is illustrated as follows:

SRKP 21 was incorporated in the State of Delaware on October 11, 2007 and was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On May 6, 2009, SRKP 21 (i) closed a share exchange transaction, described below, pursuant to which SRKP 21 became the 100% parent of Attainment Holdings, (ii) assumed the operations of Attainment Holdings and its subsidiaries, including Shenzhen YPC, and (iii) changed its name from SRKP 21, Inc. to China Electric Motor, Inc. Shenzhen YPC was incorporated in November 1999 in Shenzhen City, Guangdong Province, PRC.  Luck Loyal is primarily a holding company and was founded in Hong Kong in October 2004.  Attainment Holdings is primarily a holding company founded in the British Virgin Islands in July 2008.

Through Shenzhen YPC, we are engaged in the research, development, production, marketing and sale of specialized micro-motor products for the PRC domestic and international market.  We have invested substantial resources in the research and development of our micro-motor products, which are used in home appliances, tools, automobiles and motorcycles.  We market and sell our products under our “Sunna” brand name throughout Mainland China, Hong Kong and to international markets including Korea.

Our principal executive offices and our manufacturing facilities are located in Shenzhen, Guangdong, China.  Our corporate offices are located at the Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China.

PRINCIPAL TERMS OF THE SHARE EXCHANGE; LI CONVERSION

On March 3, 2009, SRKP 21 entered into a Share Exchange Agreement with Attainment Holdings, Excel Profit as the sole shareholder of Attainment Holdings, and as to certain portions of the agreement, certain designees.  Pursuant to the Share Exchange Agreement, as it was amended on May 6, 2009 (the “Exchange Agreement”), SRKP 21 agreed to issue an aggregate of 17,029,630 shares of its common stock in exchange for all of the issued and outstanding securities of Attainment Holdings (the “Share Exchange”).  The Share Exchange closed on May 6, 2009.

Upon the closing of the Share Exchange, SRKP 21 issued an aggregate of 17,029,630 shares of its common stock to the Excel Profit and the designees in exchange for all of the issued and outstanding securities of Attainment Holdings.  Prior to the closing of the Share Exchange and the initial closing of the Private Placement, as described below, stockholders of SRKP 21 canceled an aggregate of 5,016,390 shares held by them such that there were 2,080,000 shares of common stock outstanding immediately prior to the Share Exchange.  SRKP 21 stockholders also canceled an aggregate of 6,131,945 warrants to purchase shares of common stock such that the stockholders held an aggregate of 964,444 warrants immediately after the Share Exchange.  Immediately after the closing of the Share Exchange and initial closing of the Private Placement, we had 19,602,222 outstanding shares of common stock, no shares of Preferred Stock, no options, and warrants to purchase 964,444 shares of common stock.

Pursuant to the terms of the Share Exchange, we agreed to register all of the 2,080,000 shares of common stock held by the original SRKP 21 stockholders and all of the 964,444 shares of common stock underlying the 964,444 warrants held by the original SRKP 21 stockholders.  Of the 2,080,000 shares and 964,444 shares underlying warrants, 424,529 shares and 196,844 shares underlying warrants will be included in the registration statement filed in connection with the Private Placement, as described below, and 1,655,471 shares and 767,600 shares underlying warrants will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.   We also agreed to pay an aggregate of $600,000 in connection with the Share Exchange, of which $350,000 will be paid to the placement agent and $250,000 to a third party unaffiliated with the Company, SRKP 21 or the placement agent.

Immediately after the closing of the Share Exchange, on May 6, 2009, SRKP 21 changed its corporate name from “SRKP 21, Inc.” to “China Electric Motor, Inc.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.

We intend to apply for the listing of our common stock on the NYSE Amex.  Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the Company’s proposed firm commitment public offering (the “Public Offering”) which will occur concurrently with the Company’s listing on the NYSE Amex, the conversion price of such to be equal to the per share price of the shares sold in the Public Offering (the conversion shall be known has the “Li Conversion”)

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2009 and the Exchange Agreement was amended on May 6, 2009, as reported in this Current Report on Form 8-K.  Copies of the Exchange Agreement and the amendment to the Exchange Agreement are filed as Exhibit 2.1 and Exhibit 2.1(a) to this Current Report on Form 8-K.

THE PRIVATE PLACEMENT

On May 6, 2009, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 492,592 shares of common stock at $1.35 per share, for gross proceeds of approximately $665,000.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of this Note or (b) upon the receipt by the Company after the date of the Note of at least $1 million in additional proceeds in the Private Placement.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the Subscription Agreement entered into with each investor.  All existing  stockholders and warrantholders of SRKP 21 (the “Existing Securityholders”) and the investors in the Private Placement also entered into a lock-up agreement pursuant to which each person agreed not to sell his, her or its shares until 120 days after our common stock is first listed or quoted on either the New York Stock Exchange, the NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board (the "Initial Release Date"), at which time one-twelfth of their shares will be released from the lock-up, and after which their shares will automatically be released from the lock-up every thirty (30) days in eleven equal installments, provided that, such person provide written confirmation (the “Confirmation”) to the placement agent and the Company that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of shares of the Company’s common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the Company’s common stock is listed, and those of federal and state governments and other agencies such as improper short selling of the Company’s common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to such partial release to continue to bear the Lock-Up Legend (as defined below), failure to provide such written confirmation being sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up.  The placement agent, in its sole discretion, may allow early releases under the referenced lock-up provided however that (i) no early release shall be made with respect to Existing Securityholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in this Private Placement.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with the Company’s Transfer Agent (the “Transfer Agent”) with the Company’s Transfer Agent (the “Transfer Agent”) with respect to and place a restrictive legend on the certificates evidencing the shares, such legend (the “Lock-Up Legend”) to read substantially as follows:

“THE SHARES RPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN LOCK-UP AGREEMENT BY AND BETWEEN THE COMPANY, A DELAWARE CORPORATION, AND THE HOLDER HEREOF (THE “LOCK-UP AGREEMENT”), AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED , DISTRIBUTED OR OTHERWSIE DISPOSED OF PRIOR TO THAT CERTAIN TIME PERIOD DETAILED IN THE LOCK-UP AGREEMENT.  UPON SATISFACTION OF THE REQUIREMENTS SET FORTH HEREIN, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) UPON THE EXPIRATION OF THE PERIOD SPECIFIED IN THE LOCK-UP AGREEMENT A COPY OF THE LOCK-UP AGREEMENT IS AVAILABLE FOR REVIEW AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER.”

Within fifteen (15) business days after the Initial Release Date, and on each of the three ninety (90) day anniversary dates thereafter, for an additional three payments (each a “Lock-Up Payment Date”), the Company shall verify with the placement agent and the Transfer Agent what number of shares held by the investors in the Private Placement continue to bear the Lock-Up Legend.  If the Company has received the Confirmations covering said Shares on or before the applicable Lock-Up Payment Date, the Company shall, on each such date, out of funds legally available therefor, pay to the investor by wire transfer of next day funds or by Company check, each denominated in U.S. Dollars, an amount equal to U.S. $0.0188 per share multiplied by the number of Shares held by the investor that continue to bear the Lock-Up Legend.  No Existing Securityholder shall be entitled to any Lock-Up Payment with respect to shares held by such person.

The placement agent was paid a commission equal to 8.5% of the gross proceeds from the Private Placement; in addition a due diligence fee of $40,000 will be paid to the placement agent.  No other consideration was paid to the placement agent or to SRKP 21 in connection with the Share Exchange or Private Placement.

Some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of the placement agent and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of the placement agent and was one of the Company’s controlling stockholders and an officer and director prior to the Share Exchange.  Mr. Rappaport is the sole owner of the membership interests in the parent of the placement agent.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE.  ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

SHENZHEN YPC’S BUSINESS

Shenzhen YPC is engaged in the design, manufacture, sale and marketing of micro-motors and micro-motor components with a range of applications in automobiles, power tools, home appliances and consumer electronics.

Industry

General

We are engaged in the design, manufacture and sale of specialized micro-motors to the Chinese and international market.  We are focused on providing micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, motorcycles, power tools, toys and household appliances.  Micro-motors are simple to control, easy to operate and are generally very reliable.  We believe that the market for micro-motor products will expand as manufacturers look to offer more automated features in their products.

The micro-motor industry has considerably raised the barriers to enter the industry.  Currently there are three main obstacles to entering the industry:

•
Due to the rapid technological progress in the micro-motor industry and since products necessitate higher technology, it is very difficult for ordinary enterprises to enter the industry if they do not already possess a high degree of technological capability.

•	The industry requires a large-scale production capability. If an enterprise does not have an adequate production capability, their products will not have a competitive price advantage in the market.

•	Industry users have formed a stable user-supplier concentration. If the newly entered rivals do not have a very strong competitiveness, it is very difficult for them to enter the original market.

Automobile specialty micro-motors are used for various automation functions in automobiles.  In order to stay competitive and attract customers, automobile manufacturers have been trying to keep costs down while offering more features in their automobiles, which particularly increases the degree of automation in an automobile offered by automakers.  This trend has creased a new market for new types of automobile specialty micro-motors that automate different parts of an automobile including car seats, windows, trunks, door locks, mirrors, sliding doors and roofs.  We believe that the worldwide demand for specialty automobile micro-motors with low costs and high quality is rapidly growing.  Global automakers are increasingly sourcing auto parts from low costs countries, such as China.

China

China is one of the world’s largest consumer markets.  China’s market for home appliances and automobiles has been growing, due in part to the country’s rapid economic growth.  Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base.  Notwithstanding China’s economic growth, with a population of 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries.  As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

The micro-motor industry is a fast-growing industry in China.  In recent years, the production of motor products has moved to China and China’s market share of the manufacture of micro-motor products is expected to increase.  China has a number of benefits in the manufacture of micro-motors which are expected to drive this growth, including:

•	Low costs. China continues to have a relatively low cost of raw materials, land and labor, which is especially important given the labor-intensive nature of the manufacture of our micro-motors.

•	Proximity to supply chain. Manufacturing of consumer products in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

•	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

Market position

Since our inception, we have focused on the research, development and manufacture of specialized micro-motor products.  We have developed significant expertise in the key technologies and large-scale manufacturing that enables us to improve the quality of our products, reduce costs, and keep pace with current standards of the rapidly evolving consumer electronics industry.  We are able to bring to the market well-differentiated products that perform well against competitive offerings based on price, quality, and brand recognition.  To meet the chancing needs of our customers, we intend to continue to improve and strengthen our in-depth capabilities to meet the changing needs of our customers and to continue to differentiate ourselves from our competitors in the global marketplace.

Design and manufacturing capabilities

We continue to focus on the development of new products for existing and new customers to meet the needs of existing customers and to broaden our customer base.  We employ a rigorous and systematic approach to product design and manufacturing.  We employ approximately 29 scientific and technical personnel who are directly engaged in the research and development of new products and their applications, including persons holding senior professional titles, electrical machine and control professionals, mechanical design and manufacturing professionals and electrical and electronics professionals.  We also form partnerships with universities and research institutes as part of our research and development activities.  Our design team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences.  Our products are manufactured in our 15,000 square meter factory by approximately 750 production employees.  Our production workshop includes a mold and molding workshop, a semi-finished products workshop, an assembly workshop and a finished products testing workshop.  Our use of manual labor during the production process benefits from the availability of relatively low-cost, skilled labor in China.  We have received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, the Chinese national 3C quality certification, and SGS/RoHS Environmental Protection Certification, attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Emphasis on providing our customer high value

We provide value to our customers by offering a broad range of high quality products, short lead times on custom products, quick delivery for stock products and local customer service and support.  We also offer the capability to design and manufacture custom products that address the needs of our customers.  We believe that we are well positioned relative to many of our competitors who emphasize low price.

Diversified customer base and end markets

During the year ended December 31, 2008, our products were sold to more than 15 OEMs and 11 distributors across a wide variety of end markets.  For 2008, approximately half of our sales were to OEMs and half were to distributors.  We believe that the different purchasing patterns among our customers in the various end markets served allow us to reduce the overall sensitivity of demand of our products due to changes in the economy.  Also, we believe that our large installed base and specification of our products by leading OEMs on original equipment creates significant replacement demand.

 Brand awareness

Our self-branded micro-motor products, marketed under our “Sunna” brand-name, have become a recognized brand name in China, which we expect will assist us in growing our business over the course of the next few years.  Our micro-motor products have a solid reputation and established a brand name in the PRC.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes.  Members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Strategy

Our goal is to become a global leader in the development and manufacture of micro-motor products.  We intend to achieve this goal by implementing the following strategies:

Continue to pursue cost-effective opportunities

Our operating model, coupled with our modern manufacturing processes, has resulted in economies of scale, a low cost structure, and an ability to respond rapidly to customer demands.  We intend to achieve greater cost-effectiveness by expanding our production capacity, increasing our productivity and efficiency in the manufacturing process and seeking to reduce the per unit cost of production through the use of advanced technologies.

Expand existing and new product offerings

Since the commencement of our manufacturing operations in 1999, we have expanded our product offerings to produce a range of Alternating Current (“AC”) and Direct Current (“DC”) micro-motors.  We currently produce products in 28 different series that include more than 1,200 different product specifications.  We intend to expand our micro-motor product offerings for incorporation into new applications, such as Precision Slowdown Servo Drives.  Additionally we intend to focus our research and development activities to address industry trends to reduce noise, vibration and energy consumption in our micro-motor products.

Enhance brand awareness

We believe that continuing to strengthen our brand is critical to our increasing demand for, and achieving widespread acceptance of, our micro-motor products.  We believe a strong brand offers a competitive advantage and we intend to devote additional resources to strategic marketing promotion in order to increase brand awareness and product recognition and heighten customer loyalty.  We aim to develop our “Sunna” brand into an internationally recognizable brand.  We intend to exhibit our products at trade fairs around the world and devote additional resources into print, audio, television and outdoor advertising to promote our brand.

Build partnerships with new and existing clients

We intend to strengthen relationships with our existing clients and explore opportunities for product expansion with new and existing customers.  Our strategy is to establish partnerships with our current clients whereby we develop and manufacture new products based on client needs.

Pursue acquisitions to broaden product application and enhance cost-savings

We will consider strategic acquisitions that will provide us with a broader range of product offerings and access to new markets.  Additionally, we intend to consider acquiring manufacturers of micro-motor component parts, such as rotors, which will provide cost savings in our manufacturing operations.

Expand sales network and distribution channels

We intend to expand our sales network in China and develop relationships with a broader set of distributors and resellers, all in order to expand the market availability of our products in China.  We feel the Chinese markets are underserved and there exists vast opportunities to expand market presence.  We hope that these relationships will allow us to diversify our customer base and significantly increase the availability and exposure of our products.

Products

We develop, design, manufacture, and sell a wide range of micro-motor products.

Motors

We produce both Direct Current (“DC”) motors and Alternating Current (“AC”) motors, each of which have different functions and uses.  References to DC or AC refer to how the electrical current is transferred through and from the motor.  Our motors are designed as both stock and custom products.  Stock motors represented approximately 6.5% of our motor sales for 2008 and are available for immediate shipment.  Custom motors are built to customer specifications and are typically built and shipped with 2-3 weeks of order date.

DC Motors

DC motors are categorized into various types of motors, including brushless motors, brushed motors, servo motors, and gear motors.  DC motors require a direct current or voltage source in order to work.  DC motors provide a stable and continuous current and work well in applications where controlling speed and torque are important.  Brushed DC motors use rings (or “brushes”) that conduct the current and form the magnetic drive that powers the rotor.  Brushless DC motors use a switch to produce the magnetic drive that powers the rotor.  While brushed motors tend to wear out faster than brushless motors due to the wear on the brushes, brushless motors are generally more expensive than brushed motors.

Our primary brushed motor offering is our motorcycle micro-motor product.  Our high-performance motorcycle starter motor won the second prize of the Provincial-Level Scientific and Technology Progress Award.  Additionally, it was awarded the title of the State’s Key New Products, and was listed as one of the State-Level Torch Projects.  Its performance, quality and reliability all have reached the advanced level of similar international products.  We currently mass produce our motorcycle-starter motors.

Under development is our variable frequency brushless motor.  Our variable frequency brushless DC motor and its control devices were created from our own research and development.  This motor has passed the provincial level new product certification.  It is listed in the year 2000’s “China’s High-Tech Products Directory” (optical-electric-mechanical integration sector).  It closely combines the motor body with electrical and micro-electronic control devices to form a new type of electromechanical integration product.  We hope to introduce this product in the fourth quarter of 2009.

AC Motors

AC motors require an alternating current or voltage source, which can usually be obtained from places such as wall outlets, in order to work.  AC motors can be categorized into various types of motors, including single and multiphase motors, universal motors, servo motors, induction motors, synchronous motors, and gear motors.  AC motors generally work better than DC motors in situations that require a high starting power.

Single phase AC motors are general purpose motors and can be used in a variety of applications.  Our primary AC motor is our industry drive and control motor.  This product’s notable feature is its energy efficiency, targeted to and applied to specific occasions.  These high efficiency energy saving motors are included in the year 2000’s “China’s High-Tech Products Directory” (new energy and highly efficient energy-saving sector).  This product has reached the advanced level of similar foreign products and is already at the mass production stage in our factory.

Drives

Drives are electronic controls used to adjust the speed and torque of an electric motor to match an end application.  Our precision slowdown servo drive is still in the development stage.  It can accomplish such tasks as non-deviation precise positioning, complex contour processing, exact angle and speed synchronization (with dynamic tracking) and other complex servo control tasks.  It is an important servo component in electromechanical integration and artificial intelligence and has wide applications in various industrial automatic control equipments.  We hope to introduce this product in the fourth quarter of 2009.

Mechanical power transmission products

Sunna brand power transmission products include mounted bearings, enclosed shaft mount, helical and worm gearing, and other power transmission components such as bearings, sheaves and conveyor pulleys.  Our mechanical power transmission products are used in many applications and industries, including mining, petroleum, aggregate, unit handling, power generation and package handling.

We currently produce products in 28 different series that include more than 1,200 different product specifications.  Our various types of motors are designed for incorporation into a variety of applications, including:

•	Home appliances: including hairdryers, air conditioners, paper shredders, soy milk makers, juice makers, electric fans, heaters and massagers.

•	Automobiles and motorcycles: including automobile air conditioners, windshield wipers, automatic window mechanisms and ignitions.

•	Digital controls: including devices used to start mechanical equipment and other larger motors.

•	Tools: including lawn mowers, trimmers, branch cutters, channeling machines and other garden tools.

Supply of Raw Materials

The cost of the raw materials used to produce our products is a key factor in the pricing of our products.  Our company has built long-term partnerships with key materials suppliers.  We currently work with over 50 suppliers to establish a stable and reliable supply of high-quality raw materials.  We maintain at least four suppliers for each of our key raw materials which include silicon, steel materials and lacquered wire and at least two suppliers for all of our other raw materials, which include various wrapping materials.  We strive to use only suppliers who have previously demonstrated quality control and reliability.  If any materials do not satisfy our quality or supply requirements, we can easily obtain our needed materials from another supplier.  While we do not maintain long-term contracts with our suppliers, and we believe that alternative suppliers are available.  We believe that the location of our manufacturing facility and design center in Shenzhen, China, provides us with flexibility in obtaining our necessary supplies, which allows us to reduce delays and costs for our materials.

Pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s limited supply.  To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Our suppliers for our key raw materials are located in China, in the Zhejiang and Guangdong Provinces.  Our top three suppliers accounted for a total of approximately 34% and 27% of our raw material purchases during the years ended December 31, 2008 and 2007.  Our largest supplier accounted for 21% and 17%, respectively, of our raw material purchases in 2008 and 2007.

Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.  However, due to our dependence on a few suppliers for certain raw materials, we could experience delays in development and/or the ability to meet demand for our products.  Although we have not been subject to shortages for any of our materials, we may be subject to cutbacks and price increases which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers.

Manufacturing

The manufacture of our micro-motor products requires coordinated use of machinery and raw materials at various stages of manufacturing.  Our manufacturing facilities are located in Shenzhen, Guangdong in our 15,000 square meter (approximately 161,000 square feet) factory.  Our facilities consist of a mold and molding workshop, a semi-finished products workshop, and assembly workshop and a finished products testing workshop.

Our modern production equipment consists of both domestic and foreign-manufactured equipment as well as in-house custom designed equipment.  Production capability at our manufacturing facilities encompasses assembling, machining, pressing, tooling, mold making and plastic injection molding to produce components and final products.  Our modern production facilities allow us to produce high quality products at competitive prices.

We periodically evaluate the production layout of our factory in order to maximize our production capacity.  Currently, we produce approximately 2.4 million micro-motor units annually.  We intend to further streamline our production process and continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

We manufacture substantially all of the products that we sell, including some of the components used in our products, such as hardware struts, stators and rotors.  We purchase other components for our products, such as lacquered wire, commutators, spindle, and bearings from third party suppliers.  In addition to manufacturing components, our motor manufacturing operations include machining, welding, winding, assembling, and finishing operations.  Manufacturing many of our own components permits us to better manage cost, quality and availability.

Quality Control

Quality control an important element of our business practices.  We have stringent quality control systems that are implemented by approximately 30 company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process.  Supported by advanced equipment, we utilize a scientific management system and precision inspection measurement capable of ensuring our products are of high quality.

Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;

•	testing samples of raw materials from suppliers;

•	implementing sampling systems and sample files;

•	maintaining quality of equipment and instruments; and

•	articulating the responsibilities of quality control staff.

We have obtained certifications and accreditations that we believe exhibit our ability to efficiently manufacture quality products.  We first obtained ISO9001:2000 quality system accreditation in 2001.  The International Organization for Standardization (ISO) defines the ISO 9000 quality management system as one of international references for quality management requirements in business-to-business dealings.  In 2003 we obtained the Chinese 3Cquality certification.  In 2005, we obtained certification for compliance with the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which is commonly referred to as the Restriction of Hazardous Substances Directive, or RoHS.  RoHS restricts the use of various hazardous materials in the manufacture of electronic and electrical equipment.

Sales and Marketing

We employ a sales and marketing team of 14 people that focus on selling and marketing our products.  We mainly sell our products directly to original equipment manufacturers (“OEMs”).  We sell our vehicle micro-motors directly to automobile and motorcycle manufacturers.  Sales directly to OEMs and vehicle manufacturers accounted for 51% of our total sales during the year ended December 31, 2008.  In addition, we also sell our micro-motor products to distributors and resellers and through our website.  Sales to distributors and resellers accounted for 49% of our sales for the year ended December 31, 2008.  We did not make any sales through our website in 2008.

We participate in industry trade shows and technical conferences in order to promote our products and increase our brand awareness.  In the future, we intend to utilize various traditional media advertising to sell and promote our products, including print advertisements in magazines and newspapers, and audio and television advertisements.  We also intend to hold press conferences for launching our new products.

A small number of customers account for a very significant percentage of our revenue.  In the year ended December 31, 2008, eight customers accounted for 5% or more of our net sales, compared to seven customers that accounted for 5% or more of our net sales in the year ended December 31, 2007.  Approximately 59.5% and 54.0% of our net sales in 2008 and 2007, respectively, were attributable to customers accounting for 5% or more of our net sales in those periods.  Our largest customer in 2008 accounted for 11% of our total sales in 2008.  Our largest customer in 2007 accounted for 17.1% of our total sales in 2007.

The loss of any of these customers could have a material adverse effect upon our revenue and net income.

Research and Development

Our product design efforts include both the development of new products, which extend our product lines, and the improvement and modification of our existing products for incorporation into new applications.  To enhance our product quality, reduce cost, and keep pace with technological advances and evolving market trends, we have established an advanced research and development center.  Our research and development center concentrates on researching the areas of industrial automation, office automation and home automation.

We employ 29 scientific and technical personnel who are directly engaged in the research and development of new products and their applications, which represents approximately 4% of our total number of company employees.  Among them, there are 9 people holding senior professional titles, 14 electrical machine and control professionals, 11 mechanical design and manufacturing professionals, and 4 electrical and electronics professionals.  Our research professionals closely observe industry trends in consumer products to design motors for incorporation into new products.  By working closely with our customers to design new products, we have been able to improve our competitive position in the micro-motor industry.

We also work with universities including Shenzhen University, and other scientific research institutes to develop new products and technology and enhance our current products.

For the years ended December 31, 2008 and 2007, we expended $1,032,722 and $445,841, respectively, in research and development.

Backlog

We have historically shipped the majority of our products in the month the order is received.  Due to the short-cycle nature of our business, we do not sustain significant backlogs and had no backlog of unfilled orders as of December 31, 2008 and 2007.

Warranties and Return Policy

We offer limited warranties for our products, comparable to those offered by our competitors in China.  We typically offer a warranty of up to 1 year, under which we will pay for labor and parts, or offer a new or similar unit in exchange for a non-performing unit.  Our customers may return products to us for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and mechanical failures, if within the warranty period.

Product Liability and Insurance

We do not have product liability insurance.  Because of the nature of the products sold by us, we may be periodically subject to product liability claims resulting from personal injuries.  We may become involved in various lawsuits incidental to our business.  To date, we have not been subject to products liability litigation.  Product liability insurance is expensive, restrictive and difficult to obtain.  Accordingly, there can be no assurance that we will have capital sufficient to cover any successful product liability claims made against us in the future, which could have a material adverse effect on our financial condition and results of operations.

Competition

We face competition from many other micro-motor manufacturers, most of which have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have.  Our competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements.  They may also devote greater resources to the development, promotion and sale of their products than we do.  We compete primarily on the basis of quality, price, reliability, brand recognition, and quality assurance and support to our customers.  Our primary competitors include Wolong Holding Group Co., Ltd., a manufacturer of micro and specialty motors; Shanghai Motor Co., Ltd., a manufacturer of turbo generators and large-scale TAC DC motors; Shangdong Electric Group, a maker of general motors; Nanyang Explosion-proof Electrical Group and Jiamusi Electric Corp., both manufacturers of explosion-proof and high-voltage motors; Xinagtan Electric Group Co., a producer of traction motors and high-voltage motors; Zhangqiu Haier Appliances Motor Co., Ltd., a maker of appliance motors; and  Xima Motor Group, Co., Ltd. and Jiangsu Dazhong Electric Corp., manufacturers of high-voltage motors and DC motors.

Intellectual Property

We rely on a combination of patent, trademark and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the micro-motor industry. We currently have one patent application pending in China for technology related to shaded-pole motors.  We do not currently own any patents or license any patents from third parties.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes.  We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us.  All of the confidentiality agreements include non-competition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We have one registered trademark in China.  Our trademark registration certificate expires in September 2011.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products.  We intend to continue to seek patents on our inventions when we deem it commercially appropriate.  The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us.  We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources.  The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

Employees

As of December 31, 2008, we had approximately 902 employees, all of whom are full-time employees.  All of our employees are based inside China.  We have not experienced any work stoppages and we consider our relations with our employees to be good.

All of our employees in China are represented by a labor union formed on October 18, 2007, pursuant to the requirements of the China’s National Labor Law.  The members of Shenzhen YPC’s labor union represent the interests of each of Shenzhen YPC’s employees.  On August 5, 2006, Shenzhen YPC entered into a 3-year collective contract with the labor union covering various policies on various employment matters such as recruitment, leave, wages and allowances, benefits, employment security, and discipline and punishment.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds are approximately $29,300 and $14,700 for the years ended December 31, 2008 and 2007, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

We also provide housing facilities for our employees.  Currently, approximately 99% of our employees live in company-provided housing facilities.  Under PRC laws, we may be required to make contributions to a housing assistance fund for employees based in Shenzhen, China.  We expect to commence contributions to the housing assistance fund after the proposed listing of our securities on the NYSE Amex, which will increase the costs and expenses of conducting our business operations and could have negative effect on our results of operations.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work.  Our business license covers our present business of the production and marketing of micro-motor products and relevant components.  Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively.  The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work.  The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Environmental regulations

We are subject to various state and local environmental laws and regulations of the PRC, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process.  The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.  We believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations.  Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create environmental liability with respect to our other facilities, operations, or products.

We constructed our manufacturing facilities with the PRC’s environmental laws and requirements in mind.  If we fail to comply with the provisions of environmental laws, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

Patent protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries.  The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•	Paris Convention for the Protection of Industrial Property (March 19, 1985);

•	Patent Cooperation Treaty (January 1, 1994); and

•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985.  Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.  The current effective amended China Patent Law was further amended by the Standing Committee of the National People’s Congress of the PRC on December 27, 2008 and will come into effect on October 1, 2009.  To our knowledge, the current effective amended Implementing Regulations of the China Patent Law are in the progress of further amendment and will be released in the near future so that the amended Implementing Regulations are in compliance with the newly amended China Patent Law.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents—patents for inventions, utility models and designs.  The Chinese patent system adopts the principle of first to file; therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application.  Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability.  For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee.  One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license.  A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires.  SIPO, however, has not granted any compulsory license to date.  The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder.  Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts.  Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings.  Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement.  If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license.  The infringing party may be also fined by Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party.  If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately US$73,200.

Tax

Pursuant to the amended Provisional Regulation of China on Value Added Tax and their Implementing Rules which came into effect on January 1, 2009, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay Value Added Tax (“VAT”) at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer.  Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne.  Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions.  Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE.  Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE.  Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce (“MOFCOM”), the SAFE and the State Reform and Development Commission.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

We lease our manufacturing facilities, which consist of our factory space and dormitories, pursuant to a written lease agreement.  Our lease for these facilities expires on December 21, 2010.  Our lease has been registered with the Shenzhen Futian Bureau of Housing Lease Management.

In addition, we sublet office space in Hong Kong though our subsidiary Luck Loyal pursuant to a lease agreement that expires on August 19, 2010.  Our landlord currently leases the premises under an oral agreement with the property owner.  In the event that the oral agreement between our landlord and the property owner terminates, Luck Loyal’s lease agreement with our landlord will lapse and Luck Loyal will have to negotiate a new tenancy agreement with the property owner in order to continue to occupy the property.

Our principal corporate offices are located in the PRC at Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, People’s Republic of China.

Legal Proceedings

We are not involved in any material legal proceedings outside of the ordinary course of our business.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting us.  This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATED TO OUR OPERATIONS

We depend on a small number of customers for the vast majority of our sales.  A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers.  For year ended December 30, 2008, we had eight customers that each accounted for at least 5% of the revenues that we generated, with three of those customers accounting for at least 10% of our revenue.  These eight customers accounted for a total of approximately 59.5% of our revenue for that period.  During the year ended December 31, 2007, we had seven customers that generated revenues of at least 5% of our revenues, with one of those customers accounting for at least 10% of our revenue in 2007.  These seven customers accounted for a total of approximately 54.0% of our revenue for the year ended December 31, 2007.  We expect that we will continue to depend upon a small number of customers for a significant majority of our sales for the foreseeable future.

Because we do not have long-term contracts with our customers, our customers can terminate their relationship with us at any time, which could cause a material adverse effect on our results of operations.

We do not have written long term agreements with our customers.  As a result, our customers may, without notice or penalty, terminate their relationship with us at any time or delay the delivery of products on relatively short notice.  We cannot assure you that any of our current customers will continue to purchase our products in the future.  Additionally, even if customers decide to continue their relationship with us, there can be no guarantee that they will purchase the same amounts of products as in the past.  Any loss of a customer, or decrease in the volume of products purchased by a customer could have a material adverse effect on our business, operating results and financial condition.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products.  The limited certainty of product orders can make it difficult for us to forecast our sales and allocation our resources in a manner consistent with our actual sales.  Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.  Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers.  As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

Historically, a substantial portion of our assets has been comprised of accounts receivable representing amounts owed by a small number of customers.  If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable pay our liabilities and purchase an adequate amount of inventory to sustain or expand our sales volume.

Our accounts receivable represented approximately 34.6% and 32.1% of our total current assets as of December 31, 2008 and 2007, respectively.  As of December 31, 2008, 30% of our accounts receivable represented amounts owed by three customers, each of which represented over 10% of the total amount of our accounts receivable.  As a result of the substantial amount and concentration of our accounts receivable, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to borrow funds to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

Micro-motors for electronics products are subject to rapid technological changes.  If we fail to accurately anticipate and adapt to these changes, the products we sell will become obsolete, causing a decline in our sales and profitability.

Micro-motors for electronics products are subject to rapid technological changes which often cause product obsolescence.  Companies within our industry are continuously developing new products with heightened performance and functionality.  This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete.  Our typical product's life cycle is short, generating lower average selling prices as the cycle matures.  If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated.  In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace.  If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

We may incur design and development expenses and purchase inventory in anticipation of orders which are not placed.

In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer.  Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize.  We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized.  Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms.  These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

The micro-motor industry is subject to significant fluctuations in the availability of raw materials and components.  If we do not properly anticipate the need for critical raw materials and components, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

As the availability of raw materials and components decreases, the cost of acquiring those raw materials and components ordinarily increases.  The prices of such materials are volatile, with price fluctuations due to supply and demand, market fluctuations, currency fluctuations, and changes in governmental regulation.  If we fail to procure adequate supplies of raw materials and components in anticipation of our customers' orders or end-users’ demand, our gross margins may be negatively impacted due to higher prices that we are required to pay for raw materials and components in short supply.  We currently do not engage in hedging activities to reduce our risk to price increases in our raw materials.  High growth product categories have experienced chronic shortages of raw materials and components during periods of exceptionally high demand.  If we do not properly anticipate the need for critical raw materials and components, we may pay higher prices for the raw materials and components, we may not be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.  Price increases for our raw materials will result in increases in cost of sales and we may not be able to pass on the increased production costs to our customers in the form of higher prices for our products.  Increases in the prices for our products may result in reduced sales volume and profitability.  Any increase in operating costs that we cannot pass on to our customers or any decrease in sales due to higher product prices may result in reduced profitability and a material adverse effect on our results of operations.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, access to capital and cost of capital.

The capital and credit markets have been experiencing extreme volatility and disruption for more than twelve months. In recent weeks, the volatility and disruption have reached unprecedented levels.  In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers.  We have historically relied on credit to fund our business and we need liquidity to pay our operating expenses.  Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer.  Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business.  Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business.  As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility.  Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

We derive the majority of our revenues from sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

A substantial portion of our revenues are generated from sales in the PRC.  We anticipate that revenues from sales of our products in the PRC will continue to represent a substantial portion of our total revenues in the near future.  Our sales and earnings can also be affected by changes in the general economy since purchases of most household appliances and tools are generally discretionary for consumers.  Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates.  Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy.  As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection.  We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  There can be no guarantee that we will be able to obtain insurance coverage in the future, and even if we are able to obtain coverage, we may not carry sufficient insurance coverage to satisfy potential claims.  Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products.  We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim.  To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially.  There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

We expect to incur additional expenses due to contributions to a PRC housing assistance fund for our employees.

We have employees based in Shenzhen, China, and under applicable regulations we intend to commence contributions to a housing assistance fund for these employees.  We expect to commence contributions to the fund after the proposed listing of our securities on a national securities exchange, which could occur as early as the third quarter of 2009.  We expect to incur increased operation costs and expenses in connection with these planned contributions and could have negative effect on our results of operations.

We are subject to market risk through our sales to international markets.

A growing percentage of our sales are being derived from international markets.  These international sales are primarily focused in Korea.  These operations are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	exchange controls;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	Economic downturns, political instability and war or civil disturbances may disrupt distribution logistics or limit sales in individual markets.

If our third party sales representatives and distributors fail to adequately promote, market and sell our products, our revenues could significantly decrease.

A significant portion of our product sales are made through third party sales representative organizations, whose members are not our employees.  Our level of sales depends on the effectiveness of these organizations, as well as the effectiveness of our own employees.  Some of these third party representatives may sell (and do sell), with our permission, competitive products of third parties as well as our products.  During our fiscal years ended December 31, 2008 and 2007, these organizations were responsible for approximately 42% and 35%, respectively, of our net revenues during such periods.  Significant terms and conditions of distributor agreements include FOB source, net 30 days payment terms, with no return or exchange rights, and no price protection.  If any of the third party sales representative organizations engaged by us fails to adequately promote, market and sell our products, our revenues could be significantly decreased until a replacement organization or distributor can be retained by us.  Finding replacement organizations and distributors can be a time consuming process during which our revenues could be negatively impacted.  Our success is dependent on these distributors finding new customers and receiving new orders from existing customers.

Unanticipated disruptions in our operations or slowdowns by our suppliers and shipping companies could adversely affect our ability to deliver our products and service our customers which could materially and adversely affect our revenues and our relationships with our customers.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on:

•	the efficient and uninterrupted operation of our distribution centers; and

•	the timely and uninterrupted performance of third party suppliers, shipping companies, and dock workers.

Any material disruption or slowdown in the operation of our distribution centers, manufacturing facilities or management information systems, or comparable disruptions or slowdowns suffered by our principal suppliers and shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused.  As a result, our revenues and operating results could be materially and adversely affected.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The micro-motor industry is highly competitive, especially with respect to pricing and the introduction of new products and features.  Our products compete primarily on the basis of:

•	reliability;

•	brand recognition;

•	quality;

•	price;

•	design;

•	consumer acceptance of our trademark; and

•	quality service and support to retailers and our customers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue.  If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced.  As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition.  In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

We may not be able to effectively recruit and retain skilled employees, particularly scientific, technical and management professionals.

Our ability to compete effectively depends largely on our ability to attract and retain certain key personnel, including scientific, technical and management professionals.  We anticipate that we will need to hire additional skilled personnel in all areas of our business.  Industry demand for such employees, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense.  Because of this intense competition for skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees to keep up with future business needs.  If this should happen, our business, operating results and financial condition could be adversely affected.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor.  The Labor Contract Law of the PRC that became effective January 1, 2008 are likely to increase costs further and impose restrictions on our relationship with our employees.  There can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

Our business could be materially adversely affected if we cannot protect our intellectual property rights or if we infringe on the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights.  We have one pending patent application in China.  We also own a trademark related to the sale of our products, which is materially important to our business.  Our trademark is registered in China.  However, third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us.  In addition, in the event third party licensees fail to protect the integrity of our trademark, the value of our mark could be materially adversely affected.

Our inability to protect our proprietary rights could materially adversely affect the license of our trade names and trademarks to third parties as well as our ability to sell our products.  Litigation may be necessary to:

•	enforce our intellectual property rights;

•	protect our trade secrets; and

•	determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We may receive notice of claims of infringement of other parties’ proprietary rights.  Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims.  The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief.  Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction.  We may also be required to seek licenses to such intellectual property.  We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us.  The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on net revenues to meet our short-term cash requirements.  In order to grow revenues and sustain profitability, we will need additional capital.  As of the date of this filing, we do intend to conduct a public offering financing.  Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive to us.  We cannot assure you that we will be able to obtain any additional financing.  If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio.  We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources.  Specifically, the areas that are strained most by our growth include the following:

•
New Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping.  As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance.  If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

•
Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management.  If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

•
Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity.  If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory.  These difficulties could harm or limit our ability to expand.

Our facilities and information systems could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our headquarters and major facilities including manufacturing plants, sales offices and research and development centers are located in China.  If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay production and shipment.  We may incur expenses relating to such damages.

RISKS RELATED TO US DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes.  Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the consumer electronics business and electric product safety, national security-related laws and regulations and export/import laws and regulations, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Shenzhen Yuepengcheng Motor Co., Ltd., (“Shenzhen YPC”), is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China.  Moreover, all of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Shenzhen YPC, is a wholly foreign-owned enterprise, commonly known as a WFOE.  A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license.  Our license permits us to produce and market micro-motor products and relevant components.  Any amendment to the scope of our business requires further application and government approval.  In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  We cannot assure investors that Shenzhen YPC will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations.  Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations in China.  We cannot assure you that at all times we will be in compliance with the environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws and regulations.  Additionally, these regulations may change in a manner that could have a material adverse effect on our business, results of operations and financial condition.  We have made and will continue to make capital and other expenditures to comply with environmental requirements.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our proposed public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

On October 21, 2005, SAFE issued a Circular on Relevant Issues Concerning Foreign Exchange Administration on the Financing and Return Investment by Chinese Domestic Residents through Overseas Special Purpose Companies (“Circular 75”), which became effective on November 1, 2005.  Circular 75 regulates the foreign exchange matters in relation to the use of a “special purpose vehicle” by PRC residents to seek offshore equity financing and conduct “round trip investment” in China.  Under Circular 75, a “special purpose vehicle” or “SPV” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, while “round trip investment” refers to the direct investment in China by PRC residents through the “SPV”, including without limitation establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets.  Pursuant to Circular 75, (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any subsequent changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75.  The Implementing Rules (“Circular 106”) were promulgated and became effective on May 29, 2007.  Circular 106 provides more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.  Under Circular 106, the PRC subsidiary of the offshore SPV are prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore special purpose vehicle parent companies if the SPV shareholders who are PRC residents have not completed foreign exchange registration pursuant to Circular 75.  However, even after the promulgation of Circular 106 there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.  Because of uncertainty in how the SAFE circulars will be further interpreted and enforced, we cannot be sure how it will affect our business operations or future plans.  For example, Shenzhen YPC’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE circulars by our PRC resident beneficial holders over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE circulars.  In connection with the Li Conversion, Ms. Li will need to file a SAFE registration with respect to her investment in the Company.  We cannot assure you that such registration will be approved.  Failure by Mr. Li or any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Shenzhen YPC’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the MOFCOM joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  Depending on the structure of the transaction, the Revised M&A Regulations require the Chinese parties to make a series of applications and supplemental applications to the aforementioned governmental agencies, some of which must be made within strict time limits and depend on approvals from one or the other of the aforementioned governmental agencies.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies.  These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from our proposed public offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.  The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt our proposed public offering before settlement and delivery of the common stock offered thereby.  Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

According to the M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s).  Under the M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Our BVI subsidiary, Attainment Holdings, was owned by non-PRC individuals.  Luck Loyal International Investment Limited (“Luck Loyal”), a company organized under the laws of Hong Kong, acquired all of the equity interests of Shenzhen YPC pursuant to the terms of an Equity Transfer Agreement dated October 24, 2008 by and between Luck Loyal and Shenzhen Yuepengda Industrial Development Co., Ltd. (the “Equity Purchase Agreement”).  The Equity Purchase Agreement was approved by the Commerce Bureau of Shenzhen Bao’an District on October 29, 2008, a Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC was issued by the People’s Government of Shenzhen Municipality on October 30, 2008, and a new Business License of Shenzhen YPC was issued by the Administration for the Industry and Commerce of Shenzhen Municipality on November 11, 2008.  Shenzhen YPC has filed all required applications and received all appropriate SAFE approvals.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver.  Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.  Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies.  These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

We believe that Revised M&A Regulations and CSRC approval were not required in the context of the share exchange because (i) share exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not an SPV formed or controlled by PRC companies or PRC individuals, and (iii) we are owned or substantively controlled by foreigners.  However, we cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the share exchange circumvented the Revised M&A Regulations, related clarifications and PRC Securities Law.  It is also uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75, Circular 106, and the Revised M&A Regulations.  It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how SAFE, MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law.  Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time.  Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.  We currently do not hedge our exposure to fluctuations in currency exchange rates.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar.  Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth can lead to growth in the money supply and rising inflation.  According to the National Bureau of Statistics of China, the inflation rate in China reached a high point of 4.8% in 2007 as compared to the past several years.  The inflation rate in China was 4.7% in 2008.  The inflation rate is expected to continue to increase in 2009.  If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  The implementation of such policies may impede economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  In April 2006, the People’s Bank of China raised the interest rate again.  Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit.  Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens.  Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

We have enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause our tax liabilities to increase and our profitability to decline.

Under the tax laws of PRC, we have had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004.  We have been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%.  The new law became effective on January 1, 2008.  During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012.  The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations.  Our business is dependent upon its ability to continue to manufacture products.  Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

A significant portion of our revenues are generated from sales in China.  The growth of the Chinese economy has been uneven across geographic regions and economic sectors.  There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems.  Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Amex in the future.  There is no guarantee that the NYSE Amex, or any other exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain a listing on the NYSE Amex, we may seek quotation on the OTC Bulletin Board.  The FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time.  The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”).  Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market.  Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in an equity financing that was conducted in concurrently with the Share Exchange.  The registration statement must be filed within 30 days of the closing of the Share Exchange.  Each investor may sell or transfer any shares of the common stock after the effective date of the registration statement except that they, along with all Existing Securityholders, entered into a lock-up agreement pursuant to which they agreed not to conduct any sales until 120 days after the our common stock is first listed or quoted on a national securities exchange, at which time one-twelfth of the shares purchased may be sold, and thereafter the shares will be automatically released from the lock-up every thirty (30) days in eleven equal installments provided that, such person provide written confirmation (the “Confirmation”) to placement agent and the Company that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of shares of the Company’s common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the Company’s common stock is listed, and those of federal and state governments and other agencies such as improper short selling of the Company’s common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to such partial release to continue to bear the Lock-Up Legend (as defined herein), it being understand and agreed that the failure to provide such written confirmation shall be sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up.  The placement agent, in its sole discretion, may allow early releases under the referenced lock-up provided however that (i) no early release shall be made with respect to Existing Securityholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in this Private Placement.

We also intend to register with the Private Placement shares 2,080,000 shares of common stock held by our stockholders immediately prior to the Share Exchange and all of the 964,444 shares of common stock underlying the 964,444 warrants held by our stockholders immediately prior to the Share Exchange.  Of the 2,080,000 shares and 964,444 shares underlying warrants, 424,529 shares and 196,844 shares underlying warrants will be covered by the registration statement filed in connection with the Private Placement, and 1,655,471 shares and 767,600 shares underlying warrants, which are beneficially owned by affiliates of the placement agent, will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.  All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement.

Additionally, following the Share Exchange, the former stockholder of Attainment Holdings, and its designees, may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 196,022 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange, the former principal shareholder of Excel Profit has significant influence over us.

The former shareholder of Attainment Holdings, Excel Profit, beneficially owns or controls approximately 72.4% of our outstanding shares as of the close of the Share Exchange (excluding shares issuable upon the Li Conversion) and has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  Excel Profit may also have the power to prevent or cause a change in control.  In addition, without the consent of Excel Profit, we could be prevented from entering into transactions that could be beneficial to us.  The interests Excel Profit may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants.  The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC.  Accordingly, we believe that the annual assessment of our internal controls requirement and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On March 3, 2009, we entered into the Exchange Agreement with Attainment Holdings, the sole shareholder of Attainment Holdings and, with respect to certain portions of the agreement, certain desginees pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Attainment Holdings in exchange for shares of our common stock.  On May 6, 2009, the Exchange Agreement was amended, the Share Exchange closed, Attainment Holdings became our 100%-owned subsidiary, and our sole business operations became that of Attainment Holdings and its subsidiaries.  We also have a new Board of Directors and management consisting of persons from Attainment Holdings and changed our corporate name from SRKP 21, Inc. to China Electric Motor, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading.  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Merger on the parties’ individual and combined financial performance.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our reliance on our major customers for a large portion of our net sales;

•	Our ability to develop and market new products;

•	Our ability to raise additional capital to fund our operations;

•	Our ability to accurately forecast amounts of supplies needed to meet customer demand;

•	Exposure to market risk through sales in international markets;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Fluctuations in the availability of raw materials and components needed for our products;

•	Protection of our intellectual property rights;

•	Changes in the laws of the PRC that affect our operations;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein.  Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein.  Attention is also directed to Item 9.01, which provides our audited financial statements as of and for the years ended December 31, 2008, 2007 and 2006.

Item 2.02 Results of Operations and Financial Condition.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for each of the years in the five-year period ended December 31, 2008 and the consolidated balance sheet data as of year-end for each of the years in the five-year period ended December 31, 2008.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the years ended and as of December 31, 2005 and 2004.  Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007	2006	2005	2004
				(unaudited)	(unaudited)
	(all amounts are in thousands except share and per share amounts)
Revenue	$53,073	$27,855	$15,952	$9,730	$5,019
Other Sales	-	380	-	-	-
Cost of Goods Sold	(38,286)	(20,617)	(11,798)	(7,009)	(3,629)
Gross Profit	14,787	7,618	4,154	2,721	1,390

Selling Expenses	2,720	1,352	1,016	636	301

General and administrative
Depreciation	23	21	17	8	3
Bad debts	-	(60)	62	-	-
Other G&A expense	1,172	869	578	405	198
Total General and administrative	1,195	830	657	413	201
Research and development	1,033	446	303	150	80
Total operating expenses	4,947	2,628	1,976	1,199	582
Income from operations	9,840	4,990	2,179	1,522	808

Other income (expenses)
Interest income	15	10	2	-	-
Imputed interest	(50)	(44)	(65)	-	-
Other sundry income (expense)	9	58	21	(2)	(4)
Total other income (expenses)	(26)	24	(42)	(2)	(4)

Income before MI and income taxes	9,814	5,014	2,137	1,520	804
Income taxes	(1,798)	(383)	(172)	(114)	(60)

Net Income	$8,016	$4,631	$1,965	$1,406	$744

Consolidated Balance Sheets	December 31,
	2008	2007	2006	2005	2004
				(unaudited)	(unaudited)
	(in thousands)
Total Current Assets	$15,204	$8,261	$5,006	$2,583	$2,426
Total Assets	$17,975	$10,627	$7,057	$4,653	$3,328
Total Current Liabilities	$3,354	$3,326	$2,946	$2,583	$1,473
Total Liabilities	$4,693	$3,904	$4,122	$2,583	$1,473
Total Stockholders' Equity	$13,282	$6,723	$2,934	$2,070	$1,855

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to a discussion of the financial condition and results of operations of Attainment Holdings Limited (“Attainment Holdings”), which operates through its subsidiaries, including its 100%-owned subsidiary Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”) (collectively referred to throughout as the “Company,” “we,” “our,” and “us”).

This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this report.  For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see above section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Through Shenzhen YPC, we engage in the design, production, marketing and sale of micro-motor products.  Our products, which are incorporated into household appliances, vehicles and other consumer devices are sold under our “Sunna” brand name.

We sell our products directly to original equipment manufacturers and to distributors and resellers.  We do not have any long-term sales contract with any of our customers.  As a result it is necessary for us to estimate, based in part on non-binding estimates by our customers and potential customers, the requirements for our products.  In addition, in some instances, we develop products based on anticipated customer demand with no assurance that we will receive the anticipated orders.  To the extent that we do not receive the anticipated orders or that our customers require products in greater quantities than anticipated, our revenue and margins will be affected.

A small number of customers account for a very significant percentage of our revenue.  During the year ended December 31, 2008, we had eight customers that generated at least 5% of our total revenues, with three of those customers accounting for at least 10% of our revenue.  These eight customers accounted for a total of approximately 59.5% of our revenue for the year ended December 31, 2008.  For the year ended December 31, 2007, we had seven customers that accounted for at least 5% of revenue, with one of those customers accounting for approximately 17.1% of our revenue.  Unless we replace a customer, the loss of any of these customers could have a material adverse effect upon our revenue and net income.

Recent Events

On March 3, 2009, SRKP 21, Inc., a Delaware corporation (“SRKP 21”), entered into a share exchange agreement, with Attainment Holdings, Attainment Holdings’ sole shareholder Excel Profit, and as to certain portions of the agreement, certain designees, pursuant to which Excel Profit would transfer all of the issued and outstanding securities of Attainment Holdings to SRKP 21 in exchange for 17,029,630 shares of SRKP 21’s common stock.  The parties amended the share exchange agreement on May 6, 2009.  On May 6, 2009, the Share Exchange closed and we became a wholly-owned subsidiary of SRKP 21, which immediately changed its name to “China Electric Motor, Inc.” A total of 17,029,630 shares were issued to the former sole shareholder of Attainment Holdings and the designees.  We also agreed to pay an aggregate of $600,000 in connection with the Share Exchange, of which $350,000 will be paid to the placement agent and $250,000 will be paid to a third party unaffiliated with the Company, SRKP 21 or the placement agent.

In addition, on May 6, 2009, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 492,592 shares of common stock at $1.35 per share.  As a result, we received gross proceeds in the amount of approximately $665,000. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of this Note or (b) upon the receipt by the Company after the date of the Note of at least $1 million in additional proceeds in the Private Placement.  The placement agent was paid a commission of 8.5% of the gross proceeds from the Private Placement and will be paid a due diligence fee of $40,000.

Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the Company’s proposed firm commitment public offering (the “Public Offering”) which will occur concurrently with the Company’s listing on the NYSE Amex, the conversion price of such to be equal to the per share price of the shares sold in the Public Offering (the conversion shall be known has the “Li Conversion”).

Critical Accounting Policies and Estimates

We believe that the application of the following accounting policies, which are important to our financial position and results of operations, require significant judgments and estimates on the part of management.  Our critical accounting policies and estimates present an analysis of the uncertainties involved in applying a principle, while the accounting policies note to the financials statements describe the method used to apply the accounting principle.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations.  We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Accounts Receivable

We use estimates in determining our allowance for bad debts that are based on our historical collection experience, current trends, credit policy and a percentage of our accounts receivable by aging category.  In determining these percentages, we review historical write-offs in our receivables.  In determining the appropriate reserve percentages, we also review current trends in the credit quality of our customers, as well as changes in our internal credit policies.

We maintain reserves for potential credit losses on accounts receivable.  Management review the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patters to evaluate the adequacy of these reserves.  Reserves are recorded primarily on a specific identification basis.  Additional allowances for doubtful accounts may be required if there is deterioration in past due balances, if economic conditions are less favorable than anticipated, or for customer-specific circumstances, such as financial difficulty.

We had no reserves for potential credit losses as of December 31, 2008 or 2007.

Inventories

Inventory levels are based on projections of future demand and market conditions.  Inventories are stated at cost, no in excess of market, using the weighted average cost method.  Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories.  Because most of our products are customized and unique to a particular customer, there is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory.  As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory.  To mitigate such exposure, we require a binding purchase order or a signed agreement by our customer agreeing to pay for and take possession of finished goods inventory parts for the duration of the agreement.

On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions.  To the extent that we increase our reserves for future period, operating income will be reduced.

Revenue Recognition

Our revenue recognition policies comply with Staff Accounting Bulletin (SAB) 104 and SFAS 48.  SAB 104 requires that revenue can only be recognized when it is realized or realizable and earned.  Revenue generally is realized or realizable and earned when all four of the following criteria have been met:  (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the price is fixed and determinable; and (4) collectability is reasonably assured.  For products that are required to be examined by customers upon receiving shipments, sales revenue is recognized after the customer examination is passed.

In addition, our revenue recognition could be negatively impacted by returns.  For certain of our products which are customer specific, no returns are allowed.  We warrant our product for repair, only in the event of defects for one year from the date of shipment.  We charge such costs to costs of goods sold.  For our standardized products, returns are allowed within three days upon receipt of the products by customers.  We provide product warranty for repair one year from the date of shipment.  Historically, the returns and defect have not been material.

Results of Operations

The following table sets forth information from our statements of operations for the years ended December 31, 2008, 2007 and 2006, in dollars and as a percentage of revenue:

	Years Ended December 31,
	2008		2007		2006
Revenue	$53,073	100%	$27,855	100%	$15,952	100%
Other sales	-	-	380	1.4%	-	-
Cost of goods sold	(38,286)	72.1%	(20,617)	74.0%	(11,798)	80.0%
Gross profit	$14,787	27.9%	$7,618	27.3%	$4,154	26.0%
Operating Costs and Expenses
Selling expenses	2,720	5.1%	1,352	4.9%	$1,016	7.3%
General and administrative
Depreciation	23	*	21	*	17	*
Bad debts	-	-	(60)	*	62	*
Other general and administrative	1,172	2.2%	869	3.1%	578	3.6%
Total general and administrative	1,195	2.3%	830	3.0%	657	4.1%
Research and development	1,033	1.9%	446	1.6%	303	1.9%
Income from operations	$9,840	18.5%	$4,990	17.9%	$2,179	13.7%
Interest income	15	*	10	*	2	*
Imputed interest	(50)	*	(44)	*	(65)	*
Other sundry income (expense)	9	*	58	*	21	*
Income before income taxes	$9,814	18.5%	$5,014	18.0%	$2,137	13.4%
Income taxes	(1,798)	3.4%	(383)	1.4%	(172)	1.1%
Net income	$8,016	15.1%	$4,631	16.6%	$1,965	12.3%

* Less than 1%

Years ended December 31, 2008 and 2007

Revenue for the year ended December 31, 2008 were $53.1 million, an increase of 90.5%, compared to revenues of $27.9 million for the year ended December 31, 2007.  The increase in revenue was primarily attributable to a 37% increase in the average selling price of our micro-motor units and a 35% increase in the number of micro-motor units sold, which was attributable to increased orders from new and existing customers.

During the year ended December 31, 2007, we had other sales of approximately $380,000 attributable to the sale of half-finished goods.  We had no such other sales in the year ended December 31, 2008.

Cost of goods sold consists of the cost of motor sales and other materials.  Cost of goods sold was $38.3 million for the year ended December 31, 2008, an increase of $17.7 million, or 85.7%, compared to $20.6 million for the year ended December 31, 2007.  This increase was primarily due to a decrease in the prices of raw materials, particularly lacquered wire.  As a percentage of revenues, cost of goods sold decreased to 72.1% for the year ended December 31, 2008 compared to 74.0% for the comparable period in 2007.  This decrease was attributable to a decrease in the prices of raw materials.

Gross profit for the year ended December 31, 2008, was $14.8 million, or 27.9% of revenues, compared to $7.6 million, or 27.3% of revenues, for the comparable period in 2007.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are usually a factor of cost of sales, product mix and demand for product.  The increase in our gross profit margin for the year ended December 31, 2008 is primarily due to a change in our product mix, which included an increase in sales of our numerical control motor products, which are our higher-profit products.  Sales of these products increased $5.9 million in fiscal 2008 from fiscal 2007.

Selling expenses were $2.7 million for the year ended December 31, 2008, compared to $1.4 million for the comparable period in 2007.  The increase was due to our expansion of our team of sales representatives and a 27% increase in our sales volume.

We experienced no bad debt expenses in the year ended December 31, 2008, but experienced a $60,000 gain from bad debts in the year ended December 31, 2007 due to the collection of debts deemed previously uncollectible bad debts in 2006.

Other general and administrative expenses for the year ended December 31, 2008 were $1.2 million, or 2.2% of revenues, compared to $869,000, or 3.1% of revenues, for the comparable period in 2007.  Other general and administrative expenses include office expenses, salary and benefits, professional fees, rent and utilities and other expense.  The increase in other general and administrative expenses for the year ended December 31, 2008 as compared to the comparable period in 2007 was primarily due to an increase of $53,000 in office expenses, an increase of $63,000 in salary and benefit expenses, an increase of $12,000 in professional fees, an increase of $14,000 in rent and utilities expenses and an increase of $173,000 in other expenses.  We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Research and development (“R&D”) costs were $1.0 million or 2.0% of revenues in 2008, compared to $446,000 or 1.6% of revenues in 2007, representing a 131.6% increase year-over-year.  The increased spending on R&D in 2008 was primarily due to our increased research and development efforts on new products.  In the future, our R&D spending could increase to support the future growth of the company.  As a percent of revenues, we expect the R&D spending to be in the 2% to 3% range.

Interest income for the year ended December 31, 2008 was $15,000 compared to interest income of $10,000 for the comparable period in 2007.  The increase in interest income is primarily due to an increased deposit balance in our bank account.

Income tax expenses for the year ended December 31, 2008 were $1.8 million, as compared to income tax expenses of $383,000 for the comparable period in 2007.  The increase in income tax expense for the year ended December 31, 2008 was primarily due to an increase in our taxable income in fiscal 2008 and an increase in our tax rate to 18% in 2008 from 7.5% in 2007.  Shenzhen YPC is registered in PRC and has had tax advantages granted by local government for corporate income taxes and sales taxes.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%.  The new law became effective on January 1, 2008.  During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012.  We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

Net Income for the year ended December 31, 2008 was $8.1 million compared to $4.6 million for fiscal 2007.

Years ended December 31, 2007 and 2006

Revenue for the year ended December 31, 2007 were $27.9 million, an increase of 74.6%, compared to revenues of $16.0 million for the year ended December 31, 2006.  The increase in revenue was primarily attributable to a 60% increase in the average selling price of our micro-motor units and a 6% increase in the number of micro-motor units sold, which was attributable to increased orders from new and existing customers.

During the year ended December 31, 2007, we had other sales of approximately $380,000 attributable to the sale of half-finished goods.  We had no such other sales in the year ended December 31, 2006.

Cost of goods sold consists of the cost of motor sales and other materials.  Cost of goods sold was $20.6 million for the year ended December 31, 2007, an increase of $8.8 million, or 74.8%, compared to $11.8 million for the year ended December 31, 2006.  The increase was primarily a result of the increase in sales and was consistent with the increase in revenue.  As a percentage of revenues, cost of goods sold decreased to 74.0% for the year ended December 31, 2007 compared to 80.0% for the comparable period in 2006.  This decrease was attributable to a change in the mix of products sold, which included an increase in sale of our numerical control motor products, which are our higher-profit products.  Sales of these products increased $1.4 million in fiscal 2007 from fiscal 2006.

Gross profit for the year ended December 31, 2007, was $7.6 million, or 27.3% of revenues, compared to $4.2 million, or 26.0% of revenues, for the comparable period in 2006.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are usually a factor of cost of sales, product mix and demand for product.  The increase in our gross profit margin for the year ended December 31, 2007 is primarily due to the change in the mix of products sold, including an increase in the sale of our higher-profit motor products.

Selling expenses were $1.4 million for the year ended December 31, 2007, compared to $1.0 million for the comparable period in 2006.  The increase was due to our expansion of our team of sales representatives and a 38% increase in our sales volume.

We experienced a $60,000 gain on bad debts in the year ended December 31, 2007 as compared to $62,000 in bad debt expenses in the year ended December 31, 2006.  Our bad debt expenses in 2006 were due to our decision to terminate our business relationship with certain customers which resulted in uncollectible receivables.  The gain on bad debts in fiscal 2007 was due to the collection of debts deemed previously uncollectible bad debts in 2006.

Other general and administrative expenses for the year ended December 31, 2007 were $869,000, or 3.1% of revenues, compared to $578,000, or 3.6% of revenues, for the comparable period in 2006.  Other general and administrative expenses include office expenses, salary and benefits, professional fees, rent and utilities and other expense.  The increase in other general and administrative expenses for the year ended December 31, 2007 as compared to the comparable period in 2006 was primarily due to an increase of $18,000 in office expenses, an increase of $50,000 in salary and benefit expenses, an increase of $29,000 in rent and utilities expenses and an increase of $194,000 in other expenses.

Research and development costs were $446,000 or 1.6% of revenues in 2007, compared to $303,000 or 1.9% of revenues in 2006, representing a 47.2% increase year-over-year.  The increased spending on R&D in 2007 was primarily due to our increased research and development efforts on new product design.

Interest income for the year ended December 31, 2007 was $10,000 compared to interest income of $2,000 for the comparable period in 2006.  The increase in interest income is primarily due to an increased deposit balance in our bank account.

Income tax expenses for the year ended December 31, 2007 were $383,000, as compared to income tax expenses of $172,000 for the comparable period in 2006.  The increase in income tax expense for the year ended December 31, 2007 was primarily due to an increase in our pre-tax income for 2007, which was partially offset by a 0.5% increase in our tax rate from 8.0% in 2006 to 7.5% in 2007.

Net income for the year ended December 31, 2007 was $4.6 million compared to $2.0 million for fiscal 2006.

Liquidity and Capital Resources

We had cash and cash equivalents of $2.6 million as of December 31, 2008, as compared to $1.6 million as of December 31, 2007.  Our funds are kept in financial institutions located in China, and these funds are not insured.  We have historically funded our operations from revenues.

We agreed to pay an aggregate of $600,000 in connection with the Share Exchange, of which $350,000 will be paid to the placement agent and $250,000 to a third party unaffiliated with the Company, SRKP 21 or the placement agent.

Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the Company’s proposed firm commitment public offering (the “Public Offering”) which will occur concurrently with the Company’s listing on the NYSE Amex, the conversion price of such to be equal to the per share price of the shares sold in the Public Offering (the conversion shall be known has the “Li Conversion”).

We are subject to the regulations of the PRC which restricts the transfer of cash from China, except under certain specific circumstances.  Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $5.2 million and $2.6 million as of December 31, 2008 and 2007, respectively.  If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected.  An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations.  A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 60 days.  Additionally, our production lead time is approximately three weeks, from the inspection of incoming materials, to production, testing and packaging.  We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers.  We typically offer certain of our customers 30 to 90 days credit terms for payment.  We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments.  Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry.  If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results.  We have not experienced any significant amount of bad debt since the inception of our operation.

As of December 31, 2008, inventories amounted to $7.3 million, compared to $3.9 million as of December 31, 2007.

On May 6, 2009, we received gross proceeds of approximately $665,000 in an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 492,592 shares of Common Stock at $1.35 per share.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of this Note or (b) upon the receipt by the Company after the date of the Note of at least $1 million in additional proceeds in the Private Placement.  We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange and to pay for all costs related to the registration of the shares.  The placement agent received an aggregate commission equal to 8.5% of the gross proceeds from the Private Placement; in addition a due diligence fee of $40,000 will be paid to the placement agent.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds were approximately $29,300 and $14,700 for the years ended December 31, 2008 and 2007, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash provided by operating activities was $3.9 million for the year ended December 31, 2008, compared to net cash provided by operations of $2.7 million for the year ended December 31, 2007.  The $1.2 million increase was primarily due to an increase in operating profit and our collection of receivables.  Net cash provided by operating activities was $2.7 million for the year ended December 31, 2007, compared to net cash provided by operations of $1.2 million for the year ended December 31, 2006.  The $1.5 million increase was primarily due to an increase in operating profit and our collection of receivables.

Net cash used in investing activities amounted to approximately $754,000 for the year ended December 31, 2008, compared to net cash used in investing activities of $547,000 for the year ended December 31, 2007.  The change was due to an increase in our investment in fixed assets.  Net cash used in investing activities amounted to approximately $547,000 for the year ended December 31, 2007, compared to net cash used in investing activities of $240,000 for the year ended December 31, 2006.  The change was due to an increase in our investment in fixed assets.

Net cash used by financing activities amounted to $2.5 million for the year ended December 31, 2008, compared to net cash used by financing activities of $2.0 million for the year ended December 31, 2007.  The increase of cash used by financing activities was primarily a result of our payment of $2.1 million in cash dividends in January 2008 as compared to our payment of $1.3 million in cash dividends in January 2007.  Net cash used by financing activities amounted to $2.0 million for the year ended December 31, 2007, compared to net cash used by financing activities of $18,000 for the year ended December 31, 2006.  The increase of cash used by financing activities was primarily a result of our payment of $1.3 million in cash dividends in January 2007.

Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs.  If we did not have sufficient available cash, we would have to seek debt or equity financing through other external sources, which may not be available on acceptable terms, or at all.  Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of December 31, 2008:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating lease obligations	$576,050	$576,050	$-	$-	$-
Total	$576,050	$576,050	$-	$-	$-

Seasonality

Our business is not seasonal in nature.  The seasonal effect does not have material impact on our sales.

Quarterly Information (Unaudited)

The table below presents selected unaudited results of operations for the quarters indicated.  All amounts are in thousands, except per share amounts.

	Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	Total
Revenues	$13,811	$13,790	$13,425	$11,867	$53,073
Gross Profit	3,781	3,903	3,698	3,405	14,787
Net Income	2,058	2,118	2,045	1,795	8,016

	Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	Total
Revenues	$7,634	$7,738	$6,933	$5,550	$27,855
Gross Profit	2,208	2,094	1,880	1,436	7,618
Net Income	1,381	1,253	1,119	876	4,631

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates.  If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC and our primary operational currency in Chinese Renminbi (“RMB”).  As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets.  Substantially all of our revenues and expenses are denominated in RMB.  However, we use the United States dollar for financial reporting purposes.  Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system.  Although the PRC government has stated our intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar.  Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China.  While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources.  Some of these measures benefit the overall economy of China, but may also have a negative effect on us.  For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us.  If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Item 3.02 Unregistered Sales of Equity Securities.

On May 6, 2009, pursuant to the terms of the Exchange Agreement, as amended, entered into by and between SRKP 21, Inc. (“SRKP 21”), Attainment Holdings Limited (“Attainment Holdings”), the sole shareholder of Attainment Holdings, Excel Profit Global Group Limited (“Excel Profit”), and as to certain portions of the agreement, certain designees (as described in Item 2.01 above), SRKP 21 issued 17,029,630 shares of common stock to Excel Profit and the designees in exchange for all of the issued and outstanding securities of Attainment Holdings.  All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended.  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On May 6, 2009, we conducted an initial closing of a private placement (the “Private Placement”).  We received gross proceeds of approximately $665,000 in the private placement transaction.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 492,592 shares of common stock at a price of $1.35 per share.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of this Note or (b) upon the receipt by the Company after the date of the Note of at least $1 million in additional proceeds in the Private Placement.  The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.  Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act).

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the Subscription Agreement entered into with each investor.  All existing  stockholders and warrantholders of SRKP 21 (the “Existing Securityholders”) and the investors in the Private Placement also entered into a lock-up agreement pursuant to which each person agreed not to sell his, her or its shares until 120 days after our common stock is first listed or quoted on either the New York Stock Exchange, the NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board (the "Initial Release Date"), at which time one-twelfth of their shares will be released from the lock-up, and after which their shares will automatically be released from the lock-up every thirty (30) days in eleven equal installments, provided that, such person provide written confirmation (the “Confirmation”) to placement agent and the Company that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of or shares of the Company’s common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the Company’s common stock is listed, and those of federal and state governments and other agencies such as improper short selling of the Company’s common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to such partial release to continue to bear the Lock-Up Legend (as defined herein), it being understand and agreed that the failure to provide such written confirmation shall be sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up.  The placement agent, in its sole discretion, may allow early releases under the referenced lock-up provided however that (i) no early release shall be made with respect to Existing Securityholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in this Private Placement.  Within fifteen (15) business days after the Initial Release Date, and on each of the three ninety (90) day anniversary dates thereafter, for an additional three payments (each a “Lock-Up Payment Date”), the Company shall verify with the Placement Agent and the Transfer Agent what number of shares held by the investors in the Private Placement continue to bear the Lock-Up Legend.  If the Company has received the Confirmations covering said Shares on or before the applicable Lock-Up Payment Date, the Company shall, on each such date, out of funds legally available therefor, pay to the investor by wire transfer of next day funds or by Company check, each denominated in U.S. Dollars, an amount equal to U.S. $0.0188 per share multiplied by the number of Shares held by the investor that continue to bear the Lock-Up Legend.  No Existing Securityholder shall be entitled to any Lock-Up Payment with respect to shares held by such person.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

DESCRIPTION OF SECURITIES - POST-SHARE EXCHANGE

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 19,602,222 shares are issued and outstanding after the close of the Share Exchange and the initial closing of the Private Placement.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange and the initial closing of the Private Placement, the sole shareholder of Attainment Holdings prior to the Share Exchange, and the designees, own approximately 68.0% of the outstanding shares of our common stock.  Accordingly, after completion of the Share Exchange, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series.  No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange and Private Placement, the shareholders of SRKP 21 held an aggregate of 7,096,390 warrants to purchase shares of our common stock, and an aggregate of 6,131,945 warrants were cancelled in conjunction with the closing of the Share Exchange.  Immediately after the closing of the Share Exchange and Private Placement, the shareholders held an aggregate of 964,444 warrants with an exercise price of $0.0001.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Amex or Nasdaq.  If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future.  The stock market in general has experienced extreme stock price fluctuations in the past few years.  In some cases, these fluctuations have been unrelated to the operating performance of the affected companies.  Many companies have experienced dramatic volatility in the market prices of their common stock.  We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially.  Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Announcements of innovations or new products or services by us or our competitors;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Stockholders of Record

As of May 6, 2009, there were 22 stockholders of record of our common stock.

Dividends

In January 2008 and 2007, Shenzhen YPC paid cash dividends of $2.1 million and $1.3 million, respectively.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On May 6, 2009, China Electric Motor, Inc. (the “Company”) dismissed AJ. Robbins, PC ("AJ. Robbins") as its independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange.  The Company engaged AJ. Robbins to audit its financial statements for the period from October 11, 2007 (inception) to December 31, 2008.  The decision to change accountants was approved and ratified by the Company’s Board of Directors.  The report of AJ. Robbins on the financial statements of the Company for the period from October 11, 2007 (inception) ended December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.  Additionally, during period from the Company’s inception (October 11, 2007) to December 31, 2008, there were no disagreements with AJ.  Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for period from October 11, 2007 (inception) to December 31, 2008.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements.  A copy of the letter from AJ. Robbins to the Commission, dated May 11, 2009, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged Kempisty & Company Certified Public Accountants PC (“Kempisty”) as the Company’s independent registered public accounting firm as of May 6, 2009.  Kempisty is and has been Attainment Holding’s independent registered public accounting firm.

Item 5.01  Changes in Control of Registrant.

OVERVIEW

On March 3, 2009, SRKP 21, Inc. (“SRKP 21”) entered into a share exchange agreement with Attainment Holdings Limited (“Attainment Holdings”), Attainment Holding’s sole stockholder Excel Profit Global Group Limited (“Excel Profit”), and as to certain portion of the agreement, certain designees.  Pursuant to the share exchange agreement, as it was amended on May 6, 2009 (the “Exchange Agreement”), SRKP 21 issued 17,029,630 shares of its common stock to Excel Profit and the designees in exchange for all of the issued and outstanding securities of Attainment Holdings (the “Share Exchange”).  On May 6, 2009, the Share Exchange closed.  Upon the closing of the Share Exchange, SRKP 21 (i) became the 100% parent of Attainment Holdings, (ii) assumed the operations of Attainment Holdings and its subsidiaries and (iii) changed its name from SRKP 21, Inc. to China Electric Motor, Inc.

On May 6, 2009, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”).  We received gross proceeds of approximately 665,000 in the Private Placement.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 492,592 shares of our Common Stock at a price of $1.35 per share. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of this Note or (b) upon the receipt by the Company after the date of the Note of at least $1 million in additional proceeds in the Private Placement.

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the Subscription Agreement entered into with each investor.  All existing  stockholders and warrantholders of SRKP 21 (the “Existing Securityholders”) and the investors in the Private Placement also entered into a lock-up agreement pursuant to which each person agreed not to sell his, her or its shares until 120 days after our common stock is first listed or quoted on either the New York Stock Exchange, the NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board (the "Initial Release Date"), at which time one-twelfth of their shares will be released from the lock-up, and after which their shares will automatically be released from the lock-up every thirty (30) days in eleven equal installments, provided that, such person provide written confirmation (the “Confirmation”) to placement agent and the Company that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of or shares of the Company’s common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the Company’s common stock is listed, and those of federal and state governments and other agencies such as improper short selling of the Company’s common stock and failure to properly file all documents required by the SEC or otherwise provisions of subparagraph (1) above and (ii) does not wish to have the shares subject to such partial release to continue to bear the Lock-Up Legend (as defined herein), it being understand and agreed that the failure to provide such written confirmation shall be sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up.  The placement agent, in its sole discretion, may allow early releases under the referenced lock-up provided however that (i) no early release shall be made with respect to Existing Securityholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in this Private Placement.  Within fifteen (15) business days after the Initial Release Date, and on each of the three ninety (90) day anniversary dates thereafter, for an additional three payments (each a “Lock-Up Payment Date”), the Company shall verify with the Placement Agent and the Transfer Agent what number of shares held by the investors in the Private Placement continue to bear the Lock-Up Legend.  If the Company has received the Confirmations covering said Shares on or before the applicable Lock-Up Payment Date, the Company shall, on each such date, out of funds legally available therefor, pay to the investor by wire transfer of next day funds or by Company check, each denominated in U.S. Dollars, an amount equal to U.S. $0.0188 per share multiplied by the number of Shares held by the investor that continue to bear the Lock-Up Legend.  No Existing Securityholder shall be entitled to any Lock-Up Payment with respect to shares held by such person.

Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the Company’s proposed firm commitment public offering (the “Public Offering”) which will occur concurrently with the Company’s listing on the NYSE Amex, the conversion price of such to be equal to the per share price of the shares sold in the Public Offering (the conversion shall be known has the “Li Conversion”).

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor.  Immediately following the closing of the Share Exchange and the Private Placement, the former sole shareholder of Attainment Holdings and the designees beneficially owned approximately 86.9% of our issued and outstanding common stock, the pre-existing shareholders of SRKP 21 owned approximately 10.6% and investors in the Private Placement (described below) that closed concurrently with the Share Exchange owned approximately 2.5%.  Prior to the closing of the Share Exchange and the initial closing of the Private Placement, the stockholders of SRKP 21 agreed to the cancellation of an aggregate of 5,016,390 shares held by them such that there were 2,080,000 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement.  We issued no fractional shares in connection with the Share Exchange.  SRKP 21 shareholders also canceled an aggregate of 6,131,945 warrants such that the shareholders held an aggregate of 964,444 warrants immediately after the Share Exchange.  Immediately after the closing of the Share Exchange and Private Placement, we had 19,602,222 outstanding shares of common stock, no shares of Preferred Stock, no options, and 964,444 warrants.

Pursuant to the terms of the Share Exchange, we agreed to register all of the 2,080,000 shares of common stock held by the original SRKP 21 stockholders and all of the 964,444 shares of common stock underlying the 964,444 warrants held by the original SRKP 21 stockholders.  Of the 2,080,000 shares and 964,444 shares underlying warrants, 424,529 shares and 196,844 shares underlying warrants will be included in the registration statement filed in connection with the Private Placement, as described below, and 1,655,471 shares and 767,600 shares underlying warrants will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of its common stock on the NYSE Amex or Nasdaq.

The shares of our common stock issued to the sole shareholder of Attainment Holdings and the designees in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of Attainment Holdings and its subsidiaries.  Our relocated executive offices became that of Attainment Holdings, which are located at Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition, because the shareholder of Attainment Holdings owns a majority of the issued and outstanding shares of common stock of our company immediately following the exchange.  Due to the issuance of the 17,029,630 shares of our common stock, a change in control of our company occurred on May 6, 2009.

At the consummation of the Share Exchange, SRKP 21’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Fugui Wang, Jianrong Li, Guoqiang Zhang, Liang Tang and Shuiping Wang to the board of directors of our company, with Fugui Wang serving as Chairman.  The directors and officers of SRKP 21 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange.  In addition, concurrent with the closing of the Share Exchange, our board appointed Yue Wang as our Chief Executive Officer, Haixia Zhang as our Chief Financial Officer and Corporate Secretary, Xiaobo Zhang as our Chief Administrative Officer, and Hongyang Chen as our Executive Vice President.  Because of the change in the composition of our board of directors and the exchange of securities pursuant to the Exchange Agreement, there was a change-of-control of our company on the date the Share Exchange was completed.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2009.  The execution of the Amendment to the Exchange Agreement dated May 6, 2009 is reported in this Current Report on form 8-K.  Copies of the Exchange Agreement and the Amendment are filed as Exhibit 2.1 and Exhibit 2.1(a) to this Current Report on Form 8-K.  The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of SRKP 21 and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of SRKP 21.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of our company:

Name	Age	Position
Yue Wang	25	Chief Executive Officer
Haixia Zhang	31	Chief Financial Officer and Corporate Secretary
Xiaobo Zhang	34	Chief Administrative Officer
Hongyang Chen	34	Executive Vice President
Fugui Wang	46	Chairman of the Board of Directors
Jianrong Li	46	Director
Guoqiang Zhang	37	Director
Liang Tang	56	Director
Shuiping Wang	44	Director

Yue Wang has served as Chief Executive Officer of the Company since March 2009 and as General Manager of Shenzhen YPC since February, 2006.  Prior to serving as General Manager, Mr. Wang served as the Vice General Manager of Shenzhen YPC from January 2005.  Prior to January 2005, Mr. Wang was a student at the University of Leeds in London.  Mr. Wang received a Bachelor of Arts degree in Business and Economy from the University of Leeds in 2005.

Haixia Zhang has served as the Chief Financial Officer of the Company since March 2009 and as Chief Financial Officer of Shenzhen YPC since June 2008.  From March 2005 to June 2008, Mr. Zhang served as the Financial Manager of Shenzhen YPC.  From January 2003 to March 2005, Mr. Zhang served as an accountant at Hunan Huxiang Wood Industry Co., Ltd., a company involved in the production and sale of wooden plates.  Mr. Zhang received a bachelor’s degree in accounting in 2001 from Hunan University.

Xiaobo Zhang has served as the Chief Administrative Officer of the Company since March 2009 and as Chief Administrative Officer of Shenzhen YPC since August 2008.  From December 2004 to December 2007, Mr. Zhang served as the human resources manager for Johnson Electric (Shenzhen) Co., Ltd.  From December 2000 to December 2004, Mr. Zhang served as the human resources manager for Li Qian Fluorescent Furniture (Shenzhen) Co., Ltd.  Mr. Zhang received a bachelor’s degree in business administration in 1997 from the Anhui University School of Management.

Hongyang Chen has served as the Executive Vice President of the Company since March 2009 and as the Executive Vice General Manager of Shenzhen YPC since March 2003.  Mr. Chen received a bachelor’s degree in electrical engineering in 1997 from Northwestern Polytechnic University.

Fugui Wang has served as Chairman of the Board of the Company since March 2009 and as a director of Shenzhen YPC since November 1999.  Since October 2001, Mr. Wang has served as the president of Rongxuan An (Shenzhen) Industrial Development Co., Ltd.  Mr. Wang received a bachelor’s degree in civil engineering in 1981 from Chongqing University.

Jianrong Li has served as a director of the Company since March 2009 and as a director of Shenzhen YPC since November 1999.  From November 1999 to January 2005, Ms. Li also served as the General Manager of Shenzhen YPC.  Ms. Li received a bachelor’s degree in Chinese in 1981 from Shaoyang Teacher University.

Guoqiang Zhang has served as a director of the Company since March 2009 and has been a director of Shenzhen YPC since March 2003.  Since 2003, Mr. Zhang has served as the General Manager of Friends of Shenzhen Venture Capital Co., Ltd.  Mr. Zhang received a bachelor’s degree in accounting from Guangzhou Institute of Financial and Economics College in 1992.

Liang Tang has served as a director of the Company since March 2009 and as a director of Shenzhen YPC since March 2008.  Since 2002, Mr. Tang has served as the Chief Financial Officer of Hunan Shaoyang Ocean Fertilizer Group, a company engaged in the production and sale of fertilizer.  Mr. Tang received a bachelor’s degree in finance in 1989 from Hunan TV University.

Shuiping Wang has served as a director of the Company since March 2009.  He served as the Director and Accountant of the ChaHuTanXiang Enterprise Office from May 2004 to September 2008.  Mr. Wang received a bachelor’s degree in accounting in 1985 from Hunan University of Finance and Economics.

Family Relationships

Fuqi Wang, our Chairman of the Board, and Jianrong Li, one of our directors, are married and are the parents of Yue Wang, our Chief Executive Officer.  There are no family other relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by its Board of Directors as a whole.  We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on the American Stock Exchange, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the NYSE Amex and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

Director Independence

Guoqiang Zhang, Liang Tang and Shuiping Wang are considered independent directors under Section 803A(2) of the NYSE Amex Company Guide, even though such definition does not currently apply to us because we are not listed on the NYSE Amex.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on May 6, 2009, we were a “blank check” shell company named SRKP 21, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The only officers and directors of SRKP 21, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 21’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities.  Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 21 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by Shenzhen YPC until the closing of the Share Exchange, including for the year ended December 31, 2008 and the period from January 1, 2009 to May 6, 2009.  The Chairman of the Board of Shenzhen YPC, Fugui Wang, determined the compensation for himself and the other executive officers of Shenzhen YPC that was earned in fiscal 2008 and the period from January 1, 2009 to May 6, 2009 after consulting with the board members of Shenzhen YPC.  In addition, the Board of Directors of Shenzhen YPC approved the compensation.  From January 1, 2009 to May 6, 2009 and during the fiscal years of 2008, 2007 and 2006, the compensation for Shenzhen YPC’s named executive officers consisted solely of each executive officer’s salary and cash bonus.  The Board of Directors of Shenzhen YPC believe that the salaries paid to our executive officers during 2008 and the period from January 1, 2009 to May 6, 2009 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to Shenzhen YPC, as measured by the local market in China

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of Shenzhen YPC were appointed as our executive officers and we adopted the compensation policies of Shenzhen YPC, as modified for a company publicly reporting in the United States.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution.  We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  In determining market rate, we review statistical data collected and reported by the Shenzhen Labor Bureau which is published monthly.  The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors.  In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Shenzhen City as a consumer electronics manufacturer.  Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization.  Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused.  Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.  We have not paid bonuses to our executive officers in the past.  If we successfully complete our proposed listing of our common stock on the NYSE Amex or Nasdaq, we expect to pay bonuses to our executive officers based if corporate and individual performance goals are met.  Generally, the amount of a bonus, when awarded, will be equal to one month’s salary plus 5% to 25% of the individual's annual salary.  If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range.  If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range.  In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.

Our board of directors intends to establish a compensation committee in 2009 comprised of non-employee directors.  The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives.  Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.  Prior to the formation of the compensation committee, Fugui Wang, upon consulting with our board members, determined the compensation for our current executive officers.  In 2009, our compensation committee will determine compensation levels for our executive officers.  We have established a compensation program for executive officers for 2009 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  If paid, bonuses for executive officers in 2009 will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on NYSE Amex or Nasdaq in 2009, we intend to adjust our compensation evaluations upwards in 2009, including through the payment of bonuses.  However, in such case, we do not intend to increase compensation by more than 20%.  We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company.  We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2008 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Yue Wang	2008	$8,126	$-	$8,126
Chief Executive Officer	2007	6,575	-	6,575
	2006	4,490	-	4,490

Haixia Zhang	2008	$6,627	$-	$6,627
Chief Financial Officer	2007	5,425	-	5,425
	2006	4,307	-	4,307

Richard Rappaport (1)	2008	$-	$-	$-
Former President	2007	-	-	-
and Former Director	2006	-	-	-

Anthony Pintsopoulos (1)	2008	$-	$-	$-
Former Secretary, Former Chief	2007	-	-	-
Financial Officer, and Former	2006	-	-	-
Director
___________________________________
(1) Upon the close of the Share Exchange on May 6, 2009, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception on October 11, 2007.

Grants of Plan-Based Awards in 2008

There were no option grants in 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

There were no option exercises or options outstanding in 2008.

Option Exercises and Stock Vested in Fiscal 2008

There were no option exercises or stock vested in 2008.

Pension Benefits

There were no pension benefit plans in effect in 2008.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2008.

Employment Agreements

Each of Yue Wang, Haixia Zhang, Xiaobo Zhang and Hongyang Chen are parties to employment agreements with Shenzhen YPC with durations of one year from January 1, 2009 to December 31, 2009, further to which each employee is paid a monthly salary as follows:

•	Yue Wang is paid a monthly salary of RMB 4,000, which is approximately US$585.

•	Haixia Zhang is paid a monthly salary of RMB 3900, which is approximately US$570.

•	Xiaobo Zhang is paid a monthly salary of RMB 3,500, which is approximately US$512.

•	Hongyang Chen is paid a monthly salary of RMB 3,800, which is approximately US$556.

Pursuant to the agreement, each employee’s salary is reviewed annually in March for adjustment in light of the employee’s performance and working conditions.  In the event an employee works overtime that has been approved by Shenzhen YPC, each employee will be offered compensation leave or overtime salary in accordance with the Labor Law of China.  Under the employment agreements, the employees have an obligation to maintain the commercial secrets of the Company.

During each employee’s probationary period, either the employee or Shenzhen YPC may terminate the agreement, provided however, that Shenzhen YPC may only terminate the agreement if the employee has failed to satisfy the requirements for his or her recruitment, as stipulated in Shenzhen YPC’s employee handbook and other relevant regulations.  Each agreement may be renewed upon one party’s providing of 30 days written notice to the other party and both parties’ agreement to renew the agreement.  The employment agreements provide for immediate termination upon the occurrence of termination conditions stipulated by the Law of Labor Contract in China.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2008 by members of board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Fugui Wang	3,000	-	-	-	-	-	3,000
Jianrong Li	3,000	-	-	-	-	-	3,000
Guoqiang Zhang	3,000	-	-	-	-	-	3,000
Liang Tang	3,000	-	-	-	-	-	3,000
Shuiping Wang	3,000	-	-	-	-	-	3,000

(1) Represents fees paid in cash for service on the board of Shenzhen YPC.

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.  We intend to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Attainment Holdings Limited

Attainment Holdings Limited, Luck Loyal International Investment Limited and Shenzhen YuePengCheng Motor Company Limited, are either directly or indirectly wholly-owned subsidiaries of China Electric Motor, Inc. and each of which has interlocking executive and director positions with us and with each other.

Share Exchange

On May 6, 2009, SRKP 21 completed the Share Exchange with Attainment Holdings and Excel Profit, the former sole shareholder of Attainment Holdings.  At the closing, t became a wholly-owned subsidiary of SRKP 21 and 100% of the issued and outstanding securities of Attainment Holdings were exchanged for securities of SRKP 21.  An aggregate of 17,029,630 shares of common stock were issued to Excel Profit, the sole shareholder of Attainment Holdings, and certain designees.  As of the close of the Share Exchange, Excel Profit owned approximately 72.4% of the issued and outstanding stock of SRKP 21.  Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of SRKP 21 agreed to the cancellation of an aggregate of 5,016,390 shares and 6,131,945 warrants to purchase shares of common stock held by them such that there were 19,602,222 shares of common stock and warrants to purchase 964,444 shares of common stock owned by them immediately after the Share Exchange and Private Placement.  The Board resigned in full and appointed Fugui Wang, Jianrong Li, Guoqiang Zhang, Liang Tang and Mr. Shuiping Wang to the board of directors of our company, with Fugui Wang serving as Chairman.  The Board also appointed Yue Wang as our Chief Executive Officer, Haixia Zhang as our Chief Financial Officer and Corporate Secretary, Xiaobo Zhang as our Chief Administrative Officer, and Hongyang Chen as our Executive Vice President.  Each of these executives and directors, except for Shuiping Wang, were executives and directors of Attainment Holdings and/or its subsidiaries.  We also agreed to pay an aggregate of $600,000 in connection with the Share Exchange, of which $350,000 will be paid to the placement agent and $250,000 to a third party unaffiliated with the Company, SRKP 21 or the placement agent.

Private Placement

Richard Rappaport, the President of SRKP 21 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in the placement agent for the equity financing of approximately $665,000 conducted by us on the close of the Share Exchange.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $335,000, bearing no interest, to Chen Dong (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) six months from the date of issuance of this Note or (b) upon the receipt by the Company of $1 million in additional proceeds in the Private Placement after the date of issuance of the Note.

Anthony C. Pintsopoulos, an officer, director and significant stockholder of SRKP 21 prior to the Share Exchange, is the Chief Financial Officer of the placement agent.  Kevin DePrimio and Jason Stern, each employees of the placement agent, are also stockholders of SRKP 21.  In addition, Richard Rappaport is the sole owner of the membership interests of the parent of the placement agent.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.  We paid the placement agent a commission equal to 8.5% of the gross proceeds from the financing; in addition, a $40,000 due diligence fee will be paid to the placement agent.

Li Conversion

Jianrong Li, one of our directors, shall convert approximately $1.3 million owed to her by Attainment Holdings into shares of the Company’s common stock on the effective date of the Company’s proposed firm commitment public offering (the “Public Offering”) which will occur concurrently with the Company’s listing on the NYSE Amex, the conversion price of such to be equal to the per share price of the shares sold in the Public Offering (the conversion shall be known has the “Li Conversion”).

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K. We expect our board to adopt such a policy in the near future.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law.  Our bylaws further provide that our Board of Directors has discretion to indemnify its officers and other employees.  We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.  Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on May 6, 2009 are deemed outstanding even if they have not actually been exercised.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange and the Private Placement, we had outstanding 7,096,390 shares of common stock, no options and 7,096,390 warrants to purchase shares of common stock.  Immediately after the closing of the Share Exchange, the closing of the Private Placement, we had 19,602,222 shares of common stock and warrants to purchase 964,444 shares of common stock issued and outstanding.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Share Exchange based on issued and outstanding shares of common stock, by:

·	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

·	Each executive officer;

·	Each director; and

·	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is c/o Shenzhen Yuepengcheng Motor Co. Limited, Sunna Motor Industry Park, Jian’an Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, People's Republic of China.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange		Percent of Class (1)

Directors and Executive Officers

Yue Wang	Chief Executive Officer	-		-

Haixia Zhang	Chief Financial Officer and Corporate Secretary	-		-

Xiaobo Zhang	Chief Administrative Officer	-		-

Hongyang Chen	Executive Vice President	-		-

Fugui Wang	Director	-		-

Jianrong Li	Director	-		-

Guoqiang Zhang	Director	-		-

Liang Tang	Director	-		-

Shuiping Wang	Director	-		-

Officers and Directors as a Group (total of 9 persons)		-		-

5% Holders

Excel Profit Global Group Limited (2)		14,194,890		72.41%

Richard Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,951,183	(3)	9.65%

(1)
Each stockholder's percentage of ownership in the above table is based upon 19,602,222 shares of China Electric’s common stock outstanding as of May 6, 2009, which excludes shares issuable upon the Li Conversion.

(2)
To Chau Sum, who is the 100% owner of Excel Profit Global Group Limited, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

(3)
Includes 332,799 shares of Common Stock and a warrant to purchase 154,311 shares of Common Stock owned by Mr. Rappaport.  Also includes 93,600 shares of Common Stock and warrants to purchase 43,400 shares of Common Stock held by each of the Amanda Rappaport Trust and the Kailey Rappaport Trust (together, the “Rappaport Trusts”) as well as 813,072 shares of Common Stock and warrants to purchase 377,001 shares of Common Stock held by WestPark Capital Financial Services LLC.  Mr. Rappaport, as Trustee of each of the Rappaport Trusts and Chief Executive Officer (“CEO”) and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the consummation of the Share Exchange, SRKP 21’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Fugui Wang, Jianrong Li, Guoqiang Zhang, Liang Tang and Mr. Shuiping Wang to the board of directors of our company, with Fugui Wang serving as Chairman.  The directors and officers of SRKP 21 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange.  In addition, concurrent with the closing of the Share Exchange, our company’s board appointed Yue Wang as our Chief Executive Officer, Haixia Zhang as our Chief Financial Officer and Corporate Secretary, Xiaobo Zhang as our Chief Administrative Officer, and Hongyang Chen as our Executive Vice President..

For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, SRKP 21 changed its corporate name from “SRKP 21, Inc.” to “China Electric Motor, Inc.” by the filing of Articles of Merger with the Delaware Secretary of State’s Office on May 6, 2009.  SRKP 21 effected the name change to better reflect the nature of its new business operations following the Share Exchange.  The Articles of Merger are attached hereto as Exhibit 3.3.  Holders of stock certificates bearing the name “SRKP 21, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Item 5.06     Change in Shell Company Status.

Prior to the closing of the Share Exchange, SRKP 21 was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, SRKP 21 ceased being a shell company upon completion of the Share Exchange.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

We are providing financial and other information for informational purposes only.  It does not necessarily represent or indicate what the financial position and results of operations of our company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF ATTAINMENT HOLDINGS LIMITED

The financial statements of Attainment Holdings Limited, a British Virgin Islands corporation, for the years ended December 31, 2008, 2007 and 2006 are provided below.  You are encouraged to review the financial statements and related notes.

Attainment Holdings Limited

Consolidated Financial Statements

For The Years Ended

December 31, 2008, 2007 and 2006

(Stated in US Dollars)

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE – SUITE 1003 – NEW YORK, NY 10038 – TEL (212) 406-7272 – FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Attainment Holdings Limited

We have audited the accompanying consolidated balance sheets of Attainment Holdings Limited as of December 31, 2008, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2008.  These consolidated financial statements are the responsibility of the company management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Attainment Holdings Limited at December 31, 2008, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
March 12, 2009

Attainment Holdings Limited
Consolidated Balance Sheets
(In US Dollars)

	December 31,
	2008	2007	2006

ASSETS
Current Assets
Cash and cash equivalents	$2,655,808	$1,588,778	$1,172,531
Accounts receivable, net (Note 3)	5,239,785	2,645,123	2,224,770
Inventories, net (Note 4)	7,293,544	3,938,268	1,525,710
Other receivables and prepaid expense	15,103	88,764	83,055
Total Current Assets	15,204,240	8,260,933	5,006,066
Property and equipment, net (Note 5)	2,770,782	2,366,075	2,050,603
Total Assets	$17,975,022	$10,627,008	$7,056,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable-trade	$2,309,026	$1,746,016	$1,442,057
Short-term bank loan (Note 6)	-	164,520	-
Accrued liabilities and other payable	240,130	110,769	772
Various taxes payable	39,972	49,167	54,042
Wages payable	295,367	175,396	106,333
Due to related parties (Note 7)	-	961,275	1,282,500
Corporate tax payable	469,435	119,032	60,411
Total current liabilities	3,353,930	3,326,175	2,946,115
Due to director (Note 8)	1,339,337	577,927	1,176,162
Total Liabilities	4,693,267	3,904,102	4,122,277

Commitments and Contingencies (Note 12)	-	-	-

Stockholders’ Equity
Common stock $1 par value, 50,000 shares authorized, 1 share issued and outstanding at December 31, 2008, 2007 and 2006 (Note 1)	1	1	1
Additional paid-in capital (Note 8)	159,339	109,213	65,251
Shares subscription receivables	(1)	(1)	(1)
Accumulated other comprehensive income	1,089,032	507,601	106,135
Statutory surplus reserve fund (Note 10)	1,177,075	1,177,075	506,424
Retained earnings (unrestricted)	10,856,309	4,929,017	2,256,582
Total Stockholders’ Equity	13,281,755	6,722,906	2,934,392
Total Liabilities and Stockholders’ Equity	$17,975,022	$10,627,008	$7,056,669

The accompanying notes are an integral part of these financial statements.

Attainment Holdings Limited
Consolidated Statements of Operations
(In US Dollars)

	For the Year Ended
	December 31,
	2008	2007	2006

Revenue	$53,072,547	$27,855,159	$15,952,167
Other sales	-	379,911	-
Cost of goods sold	(38,285,648)	(20,617,408)	(11,797,826)
Gross Profit	14,786,899	7,617,662	4,154,341

Operating Costs and Expenses
Selling expenses	2,719,775	1,351,897	1,016,013
Depreciation	22,636	21,172	16,834
Bad debts	-	(60,250)	61,524
Other general and administrative (Note 9)	1,171,908	868,983	578,415
Research and development	1,032,722	445,841	302,875
Total operating costs and expenses	4,947,041	2,627,643	1,975,661
Income from Operations	9,839,858	4,990,019	2,178,680

Other Income (Expenses)
Interest income	15,036	9,673	1,897
Imputed interest (Note 8)	(50,126)	(43,962)	(65,251)
Other sundry income	8,845	58,364	21,340
Total other income	(26,245)	24,075	(42,014)
Income before Income Taxes	9,813,613	5,014,094	2,136,666
Income taxes (Note 11)	(1,797,721)	(383,308)	(172,148)
Net Income	$8,015,892	$4,630,786	$1,964,518

The accompanying notes are an integral part of these financial statements.

Attainment Holdings Limited
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
For the years ended December 31, 2008 and 2007
(In US Dollars)

	Shares	Amount	Additional Paid In Capital	Shares Subscription Receivables	Statutory Reserve Funds	Accumulated Other Comprehensive Income	Retained Earnings (Unrestricted)	Total Stockholders’ Equity	Comprehensive Income
Balance at December 31, 2005	1	$1	$-	$(1)	$206,067	$22,735	$592,421	$821,223
Allocation of retained earnings to statutory reserve fund	-	-	-	-	300,357	-	(300,357)	-
Imputed interest allocated	-	-	65,251	-	-	-	-	65,251
Foreign currency translation adjustment	-	-	-	-	-	83,400	-	83,400	$83,400
Net income for the year	-	-	-	-	-	-	1,964,518	1,964,518	1,964,518
Balance at December 31, 2006	1	1	65,251	(1)	506,424	106,135	2,256,582	2,934,392	$2,047,918
Dividends declared on January 31, 2007	-	-	-	-	-	-	(1,287,700)	(1,287,700)
Imputed interest allocated	-	-	43,962	-	-	-	-	43,962
Allocation of retained earnings to statutory reserve fund	-	-	-	-	670,651	-	(670,651)	-
Foreign currency translation adjustment	-	-	-	-	-	401,466	-	401,466	$401,466
Net income for the year	-	-	-	-	-	-	4,630,786	4,630,786	4,630,786
Balance at December 31, 2007	1	1	109,213	(1)	1,177,075	507,601	4,929,017	6,722,906	$5,032,252
Dividends declared on January 31, 2008	-	-	-	-	-	-	(2,088,600)	(2,088,600)
Imputed interest allocated	-	-	50,126	-	-	-	-	50,126
Foreign currency translation adjustment	-	-	-	-	-	581,431	-	581,431	$581,431
Net income for the year	-	-	-	-	-	-	8,015,892	8,015,892	8,015,892
Balance at December 31, 2008	1	$1	$159,339	$(1)	$1,177,075	$1,089,032	$10,856,309	$13,281,755	$8,597,323

The accompanying notes are an integral part of these financial statements.

Attainment Holdings Limited
Consolidated Statements of Cash Flows
(In US Dollars)

	For the Year Ended
	December 31,
	2008	2007	2006

Cash Flows from Operating Activities
Net income	$8,015,892	$4,630,786	$1,964,518
Adjustments to reconcile net income to net cash provided by operating activities
Bad debts	-	(60,250)	61,524
Depreciation	519,014	379,885	330,545
Imputed interest	50,126	43,962	65,251
Changes in operating assets and liabilities
Accounts receivable-trade	(2,594,662)	(420,353)	(1,072,609)
Other receivables and prepaid expenses	73,661	(5,709)	(32,749)
Inventories, net	(3,355,276)	(2,412,558)	(541,859)
Accounts payable and accrued liabilities	692,371	413,956	256,302
Various taxes payable	(9,195)	(4,875)	54,042
Wages payable	119,971	69,063	37,454
Corporate tax payable	350,403	58,621	60,411
Net cash provided by operating activities	3,862,305	2,692,528	1,182,830

Cash Flows from Investing Activities
Purchases of property and equipment	(754,160)	(546,963)	(239,816)
Net cash used by investing activities	(754,160)	(546,963)	(239,816)

Cash Flows from Financing Activities
Proceeds of short term bank loan	-	263,340	-
Repayments of short term loan	(164,250)	(105,336)	-
Dividends paid	(2,088,600)	(1,287,700)	-
Due to related parties and director	(199,865)	(919,460)	(18,494)
Net cash used by financing activities	(2,452,715)	(2,049,156)	(18,494)

Effect of exchange rate changes on cash and cash equivalents	411,600	319,838	(57,859)
Increase in cash and cash equivalents	1,067,030	416,247	866,661
Cash and cash equivalents, beginning of period	1,588,778	1,172,531	305,870

Cash and cash equivalents, end of period	$2,655,808	$1,588,778	$1,172,531

Supplemental disclosures information:
Interest paid	$-	$-	$-
Income taxes paid	$1,797,721	$383,308	$172,148

The accompanying notes are an integral part of these financial statements.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

Attainment Holdings Limited (“Attainment”) was incorporated in the British Virgin Islands (“BVI”) on July 28, 2008.  As at December 31, 2008, Attainment had 50,000 capital shares authorized with $1.00 par value and one share issued and outstanding.  The sole shareholder of Attainment is Excel Profit Global Group Limited (“Excel Profit”), which in turn solely owned by Mr. To Chau Sum, a Hong Kong citizen.

Luck Loyal International Investment Limited (“Luck Loyal”) was incorporated in Hong Kong (“HK”) on October 15, 2004.  As at December 31, 2008, Luck Loyal had 10,000 shares authorized with one Hong Kong Dollar (“HKD”) par value and one share issued and outstanding.  The sole shareholder of Luck Loyal is Attainment.

Shenzhen YuePengCheng Motor Co., Ltd (“YuePengCheng”) was incorporated in the City of Shenzhen of the People’s Republic of China (“PRC”) on November 19, 1999.  YuePengCheng mainly engages in production, marketing, sales and research and development of specialized micro-motor products for the domestic and international market.

Shenzhen YuePengDa Development Enterprises (“YuePengDa”), a company owned by the son of YuePengCheng’s President, and Taiwan Qiling Shashi Enterprises (“Qiling”), a company owned by a relative of YuePengChang’s Director, were YuePengCheng’s original owners and held 75% and 25% of total interest of YuePengCheng, respectively.

In November 2007, Qiling entered an ownership transfer agreement with Luck Loyal.  Pursuant to the agreement, Qiling agreed to transfer all of its interest in YuePengCheng to Luck Loyal at a price of Chinese Renminbi (“RMB”) 2.5 million.

In September 2008, for restructuring purposes, Luck Loyal acquired the 75% remaining balance of ownership of YuePengCheng from YuePengDa under an ownership transfer agreement.  Pursuant to the agreement, Luck Loyal agreed to pay YuePengDa RMB 7.5 million for the ownership transfer.  Thereafter, Luck Loyal became YuePengCheng’s sole owner.

Attainment and its subsidiaries – Luck Loyal and YuePengCheng shall be collectively referred throughout as the “Company.”  To summarize the paragraphs above, the organization and ownership structure of the Company is currently as follows:

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of preparation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

In the opinion of the management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 2008, 2007 and 2006, and the results of operations and cash flows for the years ended December 31, 2008, 2007 and 2006.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany transactions have been eliminated in consolidation.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year.  Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Fair values of financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, other current assets, taxes payable, accounts payable, accrued expenses and other payables.  Management has estimated that the carrying amount approximates their fair value due to their short-term nature.

e.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

f.	Accounts Receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances.  Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding.  The valuation allowance balance is adjusted to the amount computed as a result of the aging method.  When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

g.	Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market.  Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition.  Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions.  The management writes down the inventories to market value if it is below cost.  The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

h.	Property and Equipment

Property and equipment are initially recognized and recorded at cost.  Gains or losses on disposals are reflected as gain or loss in the period of disposal.  The cost of improvements that extend the life of plant and equipment are capitalized.  These capitalized costs may include structural improvements, equipment and fixtures.  All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets at cost less 5% of salvage value:

h.	Property and Equipment

Property and equipment are initially recognized and recorded at cost.  Gains or losses on disposals are reflected as gain or loss in the period of disposal.  The cost of improvements that extend the life of plant and equipment are capitalized.  These capitalized costs may include structural improvements, equipment and fixtures.  All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets at cost less 5% of salvage value:

Machinery and Equipment	5 ~ 25 years
Office and Other Equipment	5 ~ 10 years

i.	Impairment of Long-Lived Assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with SFAS No. 144, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of,” which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable.  An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

j.	Comprehensive income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements.  Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

k.	Revenue recognition

The Company generates revenues from the sales of micro-motor products.  Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured.  Sales are presented net of value added tax (VAT).  No return allowance is made as products returns are insignificant based on historical experience.

l.	Research and development costs

Research and development costs are expensed to operations as incurred.  The Company spent $1,032,722 and $445,841 on direct research and development (“R&D”) efforts in the years ended 2008 and 2007.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

m.	Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.”  SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

n.	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company.  Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.  A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

o.	Foreign currency translation

The functional currency of Attainment and Luck Loyal is the Hong Kong Dollar (“HKD”).  They maintain their financial statements using the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

The functional currency of YuePengCheng is the Renminbi (“RMB”), the PRC’s currency.  It maintains its financial statements using its own functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of Attainment and Luck Loyal, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of YuePengCheng, which are prepared in RMB, are translated into the Company’s reporting currency, USD.  Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.  Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2007	7.29395	7.59474
Year ended December 31, 2008	6.81731	6,93722

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o.	Foreign currency translation (continued)

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2007	7.80214	7.70153
Year ended December 31, 2008	7.74960	7.78634

p.	Recently adopted accounting pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements.  In February 2008, the FASB issued FASB Staff Position 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”) and FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”).  FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope.  FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required.  The adoption of SFAS No. 157 for non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis did not have a significant impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007.  SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates.  Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).  The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006.  The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

q.	Recent accounting pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.”  SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.  The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

q.	Recent accounting pronouncements (continued)

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets” this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This Statement:

•	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

•	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

•	Permits an entity to choose ‘Amortization method’ or ‘Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities.

•
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

•
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.  An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006.

The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

In September 2006, FASB ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis.  In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant.  The disclosure of those taxes can be done on an aggregate basis.  EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be the Company’s fiscal 2008.  The adoption of EITF Issue No. 06-3 did not have a material impact on the Company’s results of operations or financial position.

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160).  SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements.  The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  The adoption of SFAS No. 160 will change our accounting treatment for noncontrolling interest on a prospective basis beginning in the first quarter of fiscal year 2009.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R).  SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination.  SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The adoption of SFAS No. 141I will change our accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2009.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

q.	Recent accounting pronouncements (continued)

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”.  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  The adoption of SFAS No. 161 did not have a material impact on the Company’s results of operations or financial position.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”).  FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions.  It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset.  Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements.  An entity would consider market participant assumptions regarding renewal if no such relevant experience exists.  FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited.  The adoption of FSP FAS 142-3 did not have a material impact on the Company’s results of operations or financial position.

In June 2008, FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”).  FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”).  FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years.  Early application of EITF 03-6-1 is prohibited.  It also requires that all prior-period EPS data be adjusted retrospectively.  The adoption of FSP EITF 03-6-1 did not have a material impact on the Company’s results of operations or financial position.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:
	December 31,
	2008	2007	2006
Accounts receivable-trade	$5,243,033	$2,648,159	$2,286,294
Allowance for doubtful accounts	(3,248)	(3,036)	(61,524)
Accounts receivable-trade, net	$5,239,785	$2,645,123	$2,224,770

The change of the allowance for doubtful debts between the reporting periods, as of December 31, 2008, 2007 and 2006 is displayed as follows:
	December 31,
	2008	2007	2006
Beginning balance	$(3,036)	$(61,524)	$-
Provision/Reversal during the period	-	60,250	(61,524)
Effect of exchange rate changes	(212)	(1,762)	-
Ending balance	$(3,248)	$(3,036)	$(61,524)

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 4 – INVENTORY

Inventory includes raw materials, Work-in Process (“WIP”), and finished goods.  Finished goods contains direct material, direct labor and manufacturing overhead and do not contain general and administrative costs.

Inventory consists of the following:
	December 31,
	2008	2007	2006
Raw material	$2,524,124	$1,533,870	$953,070
Finished goods	2,544,534	1,088,112	224,081
WIP	2,224,886	1,316,286	348,559
Inventory, net	$7,293,544	$3,938,268	$1,525,710

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipments consist of the following:	December 31,
	2008	2007	2006
Machinery and equipment	$4,314,429	$3,320,703	$2,574,203
Electronic, office and other equipment	182,963	165,524	154,227
Accumulated depreciation	(1,726,610)	(1,120,152)	(677,827)
Property and equipment, net	$2,770,782	$2,366,075	$2,050,603

The depreciation expenses are $519,014, $378,885 and $330,545 in the years ended 2008, 2007 and 2006.

	Year ended December 31,
	2008	2007	2006
Cost of sales	$496,378	$358,712	$313,711
Operating expense	22,636	21,173	16,834
Total	$519,014	$379,885	$330,545

NOTE 6 – SHORT TERM BANK LOAN

Short term bank loan consists of the following:
	December 31,
	2008	2007	2006
Construction Bank, loan to Hi-Tech corporations	$-	$164,520	$-

The above short term loan was used primarily for general working capital purposes.  As the Company is approved and entitled as “Hi-Tech Corporation” by the local government, the above bank loan has the term of one year and is interest-free.  This loan was secured by the two directors’ of YuePengCheng’s personal real estate properties and matured in 2008.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 7 – DUE TO RELATED PARTIES

Due to related parties consists of the following:
	December 31,
	2008	2007	2006
Purchase price payable to YuePeng Da Investment	$-	$961,275	$961,875
Purchase price payable to Taiwan Qiling Shashi	-	-	320,625
	$-	$961,275	$1,282,500

In September 2008, for restructuring purpose, Luck Loyal acquired the 75% remaining balance of ownership of YuePengCheng from YuePengDa Investment which is owned by the son of YuePengCheng’s President under an ownership transfer agreement.  Pursuant to the agreement, Luck Loyal agreed to pay YuePengDa RMB 7.5 million for the ownership transfer within one year.  The amount above is stated retrospectively from the beginning of the reporting period to present a comparative financial.

NOTE 8 – DUE TO DIRECTOR

Due to director consists of the following:
	December 31,
	2008	2007	2006
Due to director – Li, Jianrong:Luck Loyal loans	$1,339,337	$341,825	$-
Due to director – Li, Jianrong:Working capital loans	-	236,102	1,176,162
	$1,339,337	$577,927	$1,176,162

In November 2007 and September 2008, Luck Loyal acquired a 25% ownership interest in YuePengCheng from Qiling and the remaining 75% ownership interest of YuePengCheng from YuePengDa Investment.  Pursuant to the agreement, Luck Loyal agreed to pay Qiling and YuePengDa Investment RMB 2.5 million and RMB 7.5 million, respectively, for the ownership transfers.  These amounts were paid out by a director, Ms. Li, Jianrong, personally in 2007 and 2008.

The other amounts that are due to Ms. Li, Jianrong consist of unsecured loans for working capital with no fixed repayment date.  The imputed interests are assessed as an expense to the business operation and an addition to the paid-in capital.  The calculation is performed monthly by annual rate in the range of 5.76 ~ 7.14% with the reference to the average short term loan rate announced by People’s Bank of China.

On March 25, 2009, Ms. Li, Jianrong entered into an agreement to convert the debt above into corresponding equity at the time of the public offering at its offering price.

The imputed interests are as follows:
	Year ended December 31,
	2008	2007	2006
Imputed interests	$50,126	$43,962	$65,251

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 9 – OTHER GENERAL AND ADMINISTRATIVE

For the years ended December 31, 2008 and 2007, the amount of other general and administrative expenses mainly composed of the following events:
	Year ended December 31,
	2008	2007	2006
Office expenses	$127,581	$93,528	$57,032
Salary and benefits	442,789	379,757	329,665
Professional fees	117,926	105,643	-
Rent and utilities	159,802	145,967	116,932
Others	323,810	144,088	74,786
	$1,171,908	$868,983	$578,415

NOTE 10 – STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the Company is required to make annual appropriations to a statutory surplus reserve fund.  Specifically, the Company is required to allocate 10% of its profits after taxes, as determined in accordance with the PRC accounting standards applicable to the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the Company.

NOTE 11 – INCOME TAX

The Company is registered and entitled as “Hi-Tech Corporation” in PRC.  The Company has tax advantages granted by local government for corporate income taxes and sales taxes.  The Company is entitled to have a 50% reduction on normal tax rate of 15% commencing year 2005 for the following three consecutive years.  The Company’s tax advantages were abolished after the Enterprise Income Tax Law that took effect on January 1, 2008.  The Company’s prior tax rate of 15% was changed to a rate of 18% in 2008.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.
	Year ended December 31,
	2008	2007	2006
Current income taxes expense:
PRC Enterprises Income Tax	$1,797,721	$383,308	$172,148

A reconciliation between the income tax computed at the PRC statutory rate and the Group’s provision for income tax is as follows:

	Year ended December 31,
	2008	2007	2006
PRC preferential enterprises income tax rate	18.0%	15.0%	15.0%
Tax holiday and relief granted	-%	-7.5%	-7.5%
Provision for income tax – total	18.0%	7.5%	7.5%

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 11 – INCOME TAX (CONTINUED)

Effective January 1, 2008, the new “Law of the People’s Republic of China on Enterprise Income Tax” was implemented.  The new law requires that:
1.	For all resident enterprises, domestic or foreign, the Enterprise Income Tax rate is unified 25%.
2.	Enterprises that are categorized as the “High Tech Enterprise” will have a reduced tax rate of 15%.
3.
From January 1, 2008 onwards, enterprises that enjoyed a preferential tax rate before, will need to adopt the new law within the next five years.  Specifically; enterprises with a current preferential tax rate of 15% for 2007, the tax rate will be 18%, 20%, 22%, 24%, and 25% for the years ended December 31 2008, 2009, 2010, 2011, and 2012, respectively.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

The Company has entered into several tenancy agreements for the lease of factory premises and staff quarters.  The Company’s commitment for minimum lease payments under these non-cancelable operating leases for the next five years and thereafter is as follows:

For The year Ended December 31,
2009	$307,036
2010	-
2011	-
2012	-
2013	-
thereafter	-
$307,036

The current lease contracts will expire on December 31, 2009.  Company will renew its lease contract with new terms thereafter.

NOTE 13 – OPERATING RISK

Country risk

The Company has significant investments in the PRC.  The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.  The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

NOTE 14 – SEGMENT INFORMATION

The segment information for revenue is as follows:
	December 31,
	2007		2007		2006
China Mainland	$30,062,110	56.6%	$14,265,456	51.2%	$7,775,692	48.7%
Korea	13,439,092	25.3%	8,914,769	32.0%	6,844,798	42.9%
Hong Kong	9,571,345	18.0%	4,674,934	16.8%	1,331,677	8.3%
Total	$53,072,547		$27,855,159		$15,952,167

The Company has not segregated business units for managing different products and services that the Company has been carrying and selling on the market.  The assets and resources of the Company have been utilized, on a corporate basis, for overall operations of the Company.  All revenues were from external sources for all reporting periods.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 14 – SEGMENT INFORMATION (CONTINUED)

The following financial information indicates the revenue, cost, gross profit, and gross margin for major product and service categories for the years ended December 31, 2008, 2007 and 2006 is as follows:
	December 31,
Home Appliance Series:	2008	2007	2006
Revenues	$31,469,328	$19,618,416	$11,273,770
Cost of sales	23,748,125	15,150,047	8,416,424
Gross Profits	$7,721,203	$4,468,369	$2,857,346
Gross margin	24.54%	22.78%	25.35%

	December 31,
Auto Parts Series:	2008	2007	2006
Revenues	$14,274,199	$6,853,439	$4,678,397
Cost of sales	9,730,208	4,703,529	3,381,402
Gross Profits	$4,543,991	$2,149,910	$1,296,995
Gross margin	31.83%	31.37%	27.72%

	December 31,
Digital Motor Series:	2008	2007	2006
Revenues	$7,329,020	$1,383,305	$-
Cost of sales	3,662,223	711,573	-
Gross Profits	$3,666,797	$671,732	$-
Gross margin	50.03%	48.56%	0.00%

NOTE 15 – CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at December 31, 2008 and 2007 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit.  The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region.  Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

As of December 31, 2008, three customers accounted for 11%, 10% and 10% of total sales, respectively.  Those three customers accounted for 11%, 9%, and 10% of trade receivables, respectively.

As of December 31, 2007, three customers accounted for 17%, 8% and 6% of accounts receivable, respectively.  Those three customers accounted for 17%, 7%, and 0% of trade receivables, respectively.

NOTE 16 – DIVIDENDS PAID

In January 31, 2007, the board of the Company agreed and declared dividends of $1,287,700.  The dividends were paid out in May 2007 to its owners of that time – YuePengDa and Qiling, at a proportion of 75% and 25%, respectively.

In January 31, 2008, the board of the Company agreed and declared dividends of $2,088,600.  The dividends were paid out in May 2008 to its owners of that time – YuePengDa and Luck Royal, at a proportion of 75% and 25%, respectively.

Attainment Holdings Limited
Notes to Consolidated Financial Statements

NOTE 17 – SUBSEQUENT EVENTS

Share Exchange

On March 3, 2009, Attainment and its sole shareholder entered into a share exchange agreement with SRKP 21, Inc., a Delaware corporation, whereby SRKP 21, Inc. agreed to issue approximately 17 million shares of its common stock in exchange all of the issued and outstanding securities of Attainment.  The Share Exchange closed in May 2009.  Upon the closing of the Share Exchange, SRKP 21 issued an aggregate of 17,029,630 shares of its common stock to Attainment and certain designees in exchange for all of the issued and outstanding securities of Attainment.  Immediately after the closing of the Share Exchange, SRKP 21 changed its corporate name from “SRKP 21, Inc.” to “China Electric Motor, Inc.” For accounting purposes, the Share Exchange will be treated as a reverse acquisition.

Private Placement

Concurrently with the close of the Share Exchange, China Electric Motor, Inc. closed an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, China Electric Motor, Inc. sold an aggregate of 492,592 shares of common stock at $1.35 per share, for approximately $665,000 in gross proceeds.  China Electric Motor, Inc. agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange.

Conversion of Debt to Equity

On March 25, 2009, Ms. Li, Jianrong, a director of YuePengCheng, agreed to convert the debt owed by the Company (approximately $1.3 million) to her into corresponding equity at the time of China Electric Motor, Inc.’s anticipated public offering at the offering price.

Item 9.01 (d) Exhibits:

Exhibit No.	Exhibit Description

2.1
Share Exchange Agreement, dated as of March 3, 2009, by and among the Registrant, Attainment Holdings Limited, Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, and with respect to certain portions of the agreement, certain designees.

2.1(a)
Amendment no. 1 to Share Exchange Agreement, dated as of May 6, 2009, by and among the Registrant, Attainment Holdings Limited, Attainment Holdings’ sole shareholder Excel Profit Global Group Limited, and with respect to certain portions of the agreement, certain designees.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53017) filed with the Securities and Exchange Commission on January 16, 2008).

3.3	Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on May 6, 2009.

10.1	Registration Rights Agreement dated May 6, 2009 entered into by and between the Registrant and Stockholders.

10.2	Share and Warrant Cancellation Agreement dated May 6, 2009 entered into by and between the Registrant and Stockholders.

10.3	Form of 2009 Employment Agreement dated January 2009 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).

10.4	Real Estate Lease Agreement dated as of January 1, 2009 by and between Shenzhen Jianhuilong Industry Co., Ltd. and Shenzhen YuePengCheng Motor Co., Ltd. (translated to English).

10.5	Promissory Note dated May 6, 2009 by and between Excel Profit Global Group Limited and Chen Dong.

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated May 11, 2009.

21.1	List of Subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.

Date: May 12, 2009
	By:	/s/ Yue Wang
Name: Yue Wang
Title: Chief Executive Officer